As filed with the Securities and Exchange Commission on April 14, 2006

Registration No. 333-132203

Securities and Exchange Commission

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USG CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3275	36-3329400
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 South Franklin Street

Chicago, Illinois 60606-4678

(312) 606-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Eric Schaal

Corporate Secretary and Associate General Counsel

125 South Franklin Street

Chicago, Illinois 60606-4678

(312) 606-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Timothy J. Melton

Jones Day

77 West Wacker

Chicago, Illinois 60601-1692

(312) 782-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Rights to purchase common stock, par value $0.10 per share	38,742,221	$N/A(2)	$0
Common stock, par value $0.10 per share, issuable upon exercise of rights	38,742,221	$1,549,688,840(3)	$165,817 (4)
Preferred stock purchase rights(5)	38,742,221	N/A	$0
Preferred stock purchase rights(6)	38,742,221	N/A	$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)	No separate consideration will be received for the rights to purchase shares of common stock to be distributed to the owners of common stock on the record date.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement.

(4)	Registration fee previously paid on March 3, 2006.

(5)	Pursuant to our shareholder rights plan dated March 27, 1998, as amended, one preferred stock purchase right is associated with each issued and outstanding share of common stock. No additional registration fee is payable in respect thereof.

(6)	Pursuant to our reorganization rights plan dated January 30, 2006, one preferred stock purchase right is associated with each issued and outstanding share of common stock. No additional registration fee is payable in respect thereof.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement relates to the proposed rights offering for shares of common stock of USG Corporation, a Delaware corporation. In June 2001, USG Corporation and ten of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. USG Corporation expects to conduct the rights offering as part of the transactions contemplated by the proposed plan of reorganization filed with the Bankruptcy Court on March 27, 2006. The rights offering is expected to commence following the effectiveness of the plan of reorganization in USG Corporation’s Chapter 11 proceedings. Unless otherwise noted, all information contained in this registration statement relates to USG Corporation and its subsidiaries following the effectiveness of and after giving effect to the other transactions contemplated by the plan of reorganization.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2006

USG CORPORATION

Rights Offering for Shares of Common Stock

We are distributing to you, at no charge, a transferable right for each share of common stock you owned of record on                     , 2006. You will be entitled to purchase one share of common stock for $40.00 in cash for every right you are granted. As of the record date, there were              million shares of common stock outstanding. If all rights are exercised, the estimated net proceeds of the rights offering will be $            .

The rights expire at 5:00 p.m., New York City time, on                     , 2006, unless the exercise period is extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights. You should carefully consider whether to exercise or sell your rights prior to the expiration of the rights offering. The manner in which rights may be exercised is described in detail under the heading “The Rights Offering — Method of Purchase — Exercise of Rights.” If you intend to exercise your rights, you should be careful to comply with these procedures.

Berkshire Hathaway Inc., our largest stockholder, has agreed to purchase from us, at $40.00 per share, all of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. We paid Berkshire Hathaway a fee of $67 million for this commitment. The commitment of Berkshire Hathaway is subject to the satisfaction of specified conditions. See “The Rights Offering — Backstop Purchaser.” Berkshire Hathaway beneficially owned 6,500,000 shares, or 14.56%, of our outstanding common stock on the record date for the rights offering.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “USG.” On the record date, the closing price for our common stock on the New York Stock Exchange was $                     per share. The rights have been approved for trading on the New York Stock Exchange under the symbol “USGRT.”

We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as disclosed under the heading “Plan of Distribution” no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Trust Company of New York is acting as rights agent and Georgeson Shareholder Communications Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

We urge you to carefully read the “ Risk Factors” section beginning on page 15, where we describe risks associated with our common stock and the rights offering, before you make your investment decision.

(in millions)
Aggregate proceeds(1)	$
Compensation to backstop purchaser		$67
Estimated expenses	$
Proceeds, after expenses, to USG Corporation	$

(1)	Based on shares of common stock issued and outstanding as of the record date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about USG Corporation that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (which includes exhibits) that we filed with the Securities and Exchange Commission, or the SEC, covering the rights and the shares of common stock to be issued upon exercise of the rights. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. With respect to any document referred to in this prospectus, you should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important business, financial and other information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents which we have filed with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act:

1.	Our annual report on Form 10-K for the year ended December 31, 2005;

2.	Our current reports on Form 8-K filed on January 25, 2006, January 30, 2006 (except the information set forth under Item 8.01 thereof), January 31, 2006, February 1, 2006, February 13, 2006, February 21, 2006 and February 28, 2006 (except the information set forth under Item 8.01 thereof); and

3.	Our proxy statement for our annual meeting of stockholders, filed with the SEC on March 31, 2006.

Any statement incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference in this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

USG Corporation

P.O. Box 6721

Chicago, Illinois 60680-6721

Attn: Corporate Secretary

Telephone: (312) 606-4000

In addition, you may access all of the above filings on our website at www.usg.com. Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is a right?

A: Each right entitles its holder to purchase one share of our common stock at an exercise price of $40.00.

Q: What was the record date for the rights offering?

A: The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was                    , 2006.

Q: How many rights am I receiving?

A: You are receiving one right for each share of our common stock that you hold on the record date. We will issue a total of              million shares in the rights offering, including any shares purchased pursuant to the backstop commitment.

Q: How much does a right cost?

A: We are distributing at no charge rights to stockholders of our common stock as of the close of business on the record date.

Q: How was the $40.00 exercise price determined?

A: Our board of directors determined that the exercise price should be designed to provide an incentive to our current stockholders to exercise their rights. In determining the exercise price, we considered the price per share that would be required to obtain sufficient equity financing in the rights offering to consummate the plan of reorganization in our bankruptcy proceeding. In this regard, we considered the recent trading price for our common stock. In particular, we focused on the closing price range for our common stock from January 1, 2004 through January 27, 2006 (the last trading day before we announced the plan of reorganization). During this period, the closing price ranged from a high of $83.00 to a low of $12.30. We also considered the difference between the rights offering price and the trading price for similar rights offerings conducted over the past few years. In addition, we determined that the involvement of a backstop purchaser was very important to ensure that the rights offering would produce the expected amount of new equity capital necessary to fund the plan of reorganization in the manner contemplated. We identified Berkshire Hathaway Inc. as the most likely backstop purchaser due to its current knowledge of us, its access to sufficient liquid capital to fund the purchase price, its willingness to establish a $1.8 billion escrow and its ability to provide a commitment agreement in the short time frame provided by the tentative settlement agreement that had been reached in our bankruptcy proceeding. Based on conversations with several potential backstop providers, we determined that Berkshire Hathaway would likely provide the commitment with the fewest conditions to its commitment. Berkshire Hathaway indicated that it would be interested in providing the backstop commitment if the exercise price was not more than $40.00 per share. Following negotiations with Berkshire Hathaway, and after considering the exercise necessary to obtain the backstop commitment, our board of directors determined that the exercise price for rights distributed pursuant to the rights offering should be $40.00. This exercise price was not intended to bear any relationship to our assessment of the value of an investment in USG. As a result, the exercise price should not be considered an indication of the actual value of our company or of our common stock.

Q: May I transfer my rights if I do not want to purchase any shares?

A: Yes. The rights are transferable until the close of business on the last trading day before the expiration of the rights offering. Accordingly, unless the exercise period is extended by us, the rights will be transferable until                     , 2006. See “The Rights Offering — Transferability of Rights.” The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                     , 2006, unless the exercise period is extended by us as described below. See “Q: When do the rights expire?”

Q: How may I sell my rights?

A: You may seek to sell your rights through normal investment channels. We anticipate that the rights will be eligible to trade on the New York Stock Exchange, or the NYSE, from the commencement date of the rights offering until the close of business on the last trading day before the expiration of the rights offering. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. See “The Rights Offering — Transferability of Rights.”

Q: Are there restrictions on my ability to acquire rights in addition to those distributed to me in the rights offering?

A: We will not issue shares of our common stock to you pursuant to the rights offering if doing so would cause you to trigger either of our shareholder rights plans, or “poison pills.” We currently have two poison pills in place. One of our poison pills would be triggered if any person, other than the backstop purchaser, acquires beneficial ownership of 5% or more of our common stock. If you beneficially owned 5% or more of our common stock on January 29, 2006, you will not trigger this poison pill unless you acquire beneficial ownership of an additional 1% or more of the amount of our common stock that was outstanding on January 29, 2006, or 446,371 shares of common stock. See “Description of Capital Stock — Shareholder Rights Plans.” Your exercise of rights distributed by us to you in the rights offering will not trigger either of our poison pills. If you acquire additional rights the exercise of which would cause you to trigger either of our poison pills, we reserve the right to reject your exercise of those rights in full or we may accept your exercise of those rights only to the extent that the exercise will not trigger either of the poison pills.

Q: How will you use the proceeds from the rights offering?

A: Our proceeds from the rights offering (including proceeds of any shares purchased pursuant to the backstop commitment) will be approximately $             billion after payment of the $67 million backstop commitment fee to

Berkshire Hathaway and other expenses of the rights offering. We expect to use the net proceeds from the rights offering, together with other available funds, including cash on hand, to make payments contemplated by our plan of reorganization and for general corporate purposes. See “Use of Proceeds.”

Q: When will I receive my rights certificate?

A: Promptly after the date of this prospectus, the rights agent will send a rights certificate to each holder of our common stock that is registered on our stockholder registry maintained at Computershare Investor Services LLC, the transfer agent for our common stock. If you own your shares of common stock through a broker, bank or other nominee, you will not receive an actual rights certificate. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate certificate. It is not necessary to have a physical rights certificate in order to effect a sale of your rights or to elect to exercise your rights. See “Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?”

Q: How do I exercise my rights?

A: You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate to Computershare Trust Company of New York, which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. Delivery of your rights certificate must be accompanied by full payment of the exercise price for each share you wish to purchase. Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by (1) certified check drawn upon a U.S. bank payable to the rights agent, (2) cashier’s check drawn upon a U.S. bank or express money order payable to the rights agent or (3) wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering. See “The Rights Offering — Method of Purchase — Exercise of Rights” and “— Method of Payment of Exercise Price.” If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Q: When will I receive the shares I am purchasing by exercising my rights?

A: If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Q: When do the rights expire?

A: The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                    , 2006, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. See “The Rights Offering — Expiration of the Rights Offering.”

Q: Am I required to exercise or sell my rights?

A: No. If you choose not to fully exercise your rights, however, your relative ownership in us will be diluted. Rights holders who do not exercise or sell their rights prior to the expiration of the rights offering will lose any value represented by their rights.

Q: What happens if I do not exercise my rights?

A: If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire and the shares of common stock into which your rights are exercisable will be purchased by Berkshire Hathaway, the backstop purchaser. See “The Rights Offering — Backstop Purchaser.”

Q: Who is the backstop purchaser?

A: Berkshire Hathaway, our largest stockholder, is the backstop purchaser. Berkshire Hathaway beneficially owned 6,500,000 shares, or 14.56%, of our outstanding common stock on the record date for the rights offering.

Q: How does the backstop commitment work?

A: Berkshire Hathaway has agreed with us as part of the backstop commitment that it will purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. See “The Rights Offering — Backstop Purchaser.”

Q: Why is there a backstop purchaser?

A: We obtained the backstop commitment to ensure that, subject to the conditions of the backstop commitment, all shares are either distributed in the rights offering or purchased subsequent to the offering at the same purchase price at which the rights were exercisable. Through this arrangement, we have a very high degree of certainty that we will raise gross proceeds of $1.8 billion through the rights offering and the backstop commitment.

Q: Is the backstop purchaser being compensated?

A: Yes. We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment. We also agreed to pay certain of Berkshire Hathaway’s costs and expenses relating to its entry into the backstop commitment and related agreements. We are required to pay Berkshire Hathaway an additional non-refundable fee of $6.7 million if the rights offering is not concluded by September 30, 2006 and we choose to extend Berkshire Hathaway’s obligations under the backstop commitment. See “The Rights Offering — Backstop Purchaser.”

Q: Are there any conditions on the backstop purchaser’s obligations to purchase shares?

A: Yes. The backstop purchaser’s obligations under the backstop commitment are subject to the satisfaction of specified conditions, including the continued accuracy of representations and warranties about the validity of our agreement with Berkshire Hathaway. We also made certain representations and warranties to Berkshire Hathaway about our financial statements and SEC filings, but the continuing accuracy of these representations and warranties is not a condition to Berkshire Hathaway’s closing obligations. Instead, we may be required to indemnify Berkshire Hathaway for its losses, if any, as a result of a material breach of these representations and warranties. Berkshire Hathaway’s obligations as backstop purchaser are not subject to the absence of a material adverse change in our business, financial condition or results of operations or a material deterioration in the financial markets.

Q: When do the obligations of the backstop purchaser expire?

A: Unless extended by us, the backstop commitment will expire if the rights offering has not been concluded prior to September 30, 2006. If the rights offering is not concluded by September 30, 2006, we may extend the obligations of the backstop purchaser under the backstop commitment until November 14, 2006 in specified circumstances, including the payment of an additional non-refundable $6.7 million fee. See “The Rights Offering — Backstop Purchaser.”

Q: How is the backstop commitment secured?

A: As part of the backstop commitment, Berkshire Hathaway entered into an escrow agreement with us and Wells Fargo, N.A., as escrow agent, pursuant to which Berkshire Hathaway deposited $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the backstop commitment. We will be entitled to use these amounts to satisfy Berkshire Hathaway’s obligations to purchase from us any shares required to be purchased pursuant to the backstop commitment.

Q: How will the rights offering affect the backstop purchaser’s ownership of our common stock?

A: On the record date for the rights offering, Berkshire Hathaway beneficially owned 14.56% of our outstanding common stock. If all of the rights covered by this prospectus are exercised, Berkshire Hathaway’s beneficial ownership percentage will remain the same. If some of the rights are not exercised prior to the expiration of the rights offering, those rights will expire and the shares of common stock that are not issued as a result of the failure to exercise those rights will be acquired by Berkshire Hathaway. If no rights holders other than Berkshire Hathaway were to exercise their rights in the rights offering, the transactions contemplated by the backstop commitment would result in the issuance of              million shares of common stock to Berkshire Hathaway, and Berkshire Hathaway’s ownership percentage of our outstanding common stock would increase to             %. Berkshire Hathaway has agreed that, for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the backstop commitment). See “Certain Relationships and Related Transactions — Shareholder’s Agreement.”

Q: If I exercise my rights in the rights offering, may I withdraw the exercise?

A: Yes. Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, by following the procedures described under “The Rights Offering — Withdrawal of Exercise of Rights,” subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, we expect that the deadline for withdrawal will be on                    , 2006.

Q: May you terminate the rights offering?

A: Yes. We currently have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering in the event that unforeseen circumstances occur between the date of this prospectus and the scheduled expiration of the rights offering. See “The Rights Offering — Extensions and Termination.”

Q: If the rights offering is terminated, will my payment be refunded to me?

A: Yes. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest. See “The Rights Offering — Extensions and Termination.”

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?

A: If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise or sell your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. See “The Rights Offering — Beneficial Owners.”

Q: Will I be charged a sales commission or a fee if I exercise my rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee. If you sell your rights, you will be responsible for any fees or commissions relating to that sale.

Q: Have you or your board of directors made a recommendation as to whether I should exercise or sell my rights?

A: No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or sell your rights. You should make those decisions based upon your own assessment of your best interests. However, if you do not sell or exercise your rights, you will lose any value inherent in the rights and your percentage ownership interest in us will be diluted. As of the date of this prospectus, none of our directors or executive officers has definitively indicated an intention with respect to participation in the rights offering. If all of our directors and executive officers exercise all of their rights, we would issue              shares to these individuals, representing less than             % of the shares issuable upon exercise of the rights offered in the rights offering. Some of our executive officers and directors may exercise some or all of their rights, while others may seek to sell some or all of their rights.

Q: What are the U.S. federal income tax consequences of the rights offering to me?

A: If you are a U.S. person for federal income tax purposes, hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities), you should not recognize gain or loss on the receipt, exercise or lapse of your rights and you will recognize gain or loss on the sale of your rights under current U.S. federal income tax law. You should refer to “Certain U.S. Federal Income Tax Consequences” for a more complete discussion and for additional qualifications and limitations to which the foregoing summary is subject. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, sale or lapse of the rights in light of your particular circumstances.

Q: What should I do if I have other questions?

A: If you have any questions about or require assistance regarding the procedure for exercising your rights, including the procedure if you have lost your rights certificate or would like additional copies of this prospectus, please contact Georgeson Shareholder Communications Inc., which is acting as our information agent, at:

Banks and brokerage firms, please call (212) 440-9800.

All others, please call toll-free (888) 206-5896.

If you have questions about whether your completed rights certificate or payment has been received, please contact Computershare Trust Company of New York, which is acting as our rights agent, at (212) 701-7600.

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “USG,” “we,” “our” and “us” refer to USG Corporation, a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries.

Our Company

United States Gypsum Company, or U.S. Gypsum, was incorporated in 1901. USG was incorporated in Delaware on October 22, 1984. By a vote of stockholders on December 19, 1984, U.S. Gypsum became a wholly owned subsidiary of USG, and the stockholders of U.S. Gypsum became stockholders of USG, all effective January 1, 1985.

Through our subsidiaries, we are a leading manufacturer and distributor of building materials, producing a wide range of products for use in new residential, new nonresidential and repair and remodel construction as well as products used in certain industrial processes.

Our principal executive offices are located at 125 South Franklin Street, Chicago, Illinois 60606-4678, and our telephone number is (312) 606-4000.

Voluntary Reorganization Under Chapter 11

In June 2001, we and ten of our U.S. subsidiaries, referred to as the USG Debtors, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The petitions were consolidated for purposes of joint administration as In re: USG Corporation et al. (Case No. 01-2094). These cases did not include any of our non-U.S. subsidiaries or companies that our subsidiary, L&W Supply Corporation, acquired after we filed the bankruptcy petitions. The USG Debtors initiated the Chapter 11 proceedings with the goals of resolving asbestos claims in a fair and equitable manner, protecting the long-term value of the USG Debtors’ businesses and maintaining the USG Debtors’ leadership positions in their markets.

U.S. Gypsum has been named as a defendant in asbestos lawsuits alleging both property damage and personal injury. Other of the USG Debtors have also been named as defendants in a small number of asbestos personal injury lawsuits. As a result of the Chapter 11 filing, all pending asbestos lawsuits against U.S. Gypsum and other USG Debtors were stayed. The USG Debtors ceased making payments with respect to asbestos lawsuits following the filing.

In late January 2006, the USG Debtors, the committee representing asbestos personal injury claimants, or the Official Committee of Asbestos Personal Injury Claimants, and the legal representative for future asbestos personal injury claimants, or the Futures Representative, reached an agreement to resolve the USG Debtors’ present and future asbestos personal injury liabilities and to cooperate in the confirmation of a plan of reorganization consistent with that resolution. The settlement agreement was approved by our board of directors on January 29, 2006 and was signed by the Futures Representative and each law firm representing the Official Committee of Asbestos Personal Injury Claimants and supported by the committee representing unsecured creditors, or the Official Committee of Unsecured Creditors, and the committee representing our stockholders, or the Official Committee of Equity Security Holders. The settlement agreement did not include asbestos property damage claims.

As contemplated by the settlement agreement, on February 17, 2006, the USG Debtors filed a proposed plan of reorganization and a disclosure statement with the Bankruptcy Court incorporating the terms of the settlement agreement and addressing the treatment of other claims and interests. The USG Debtors filed a proposed first amendment joint plan with the Bankruptcy Court on April 5, 2006. The Bankruptcy Court entered an order, which was confirmed by the U.S. District Court for the District of Delaware, confirming the plan on             , 2006. The plan became effective

on                     , 2006. Pursuant to the plan, a trust was created and funded by the USG Debtors pursuant to Section 524(g) of the Bankruptcy Code, and this trust will compensate all qualifying present and future asbestos personal injury claims against the USG Debtors. The plan contains an injunction channeling all asbestos personal injury claims against the USG Debtors to the Section 524(g) trust for payment and precludes any individual or entity from bringing an asbestos personal injury claim against the USG Debtors.

The plan provides for the payment of allowed claims of all creditors other than asbestos personal injury claimants, including allowed claims of general unsecured creditors, in full with post-petition interest, if required. Disputed claims, including disputed asbestos property damage claims, will be either resolved in the bankruptcy proceedings or another forum. Upon resolution of disputed claims, the allowed amount of the claims were or will be paid in full, with interest where required. Stockholders as of the effective date of the plan retained their shares in us.

The Section 524(g) trust was funded by the USG Debtors on the effective date of the plan by payment of $890 million, the issuance of an interest-bearing promissory note in the principal amount of $10 million payable on December 31, 2006 and the issuance of a contingent payment note in the amount of $3.05 billion.

The contingent payment note will be payable to the Section 524(g) trust depending upon whether the Fairness in Asbestos Injury Resolution Act of 2005, or FAIR Act, or substantially similar legislation creating a national asbestos personal injury trust fund or similar fund is enacted and made law by the tenth day after final adjournment of the current session of Congress, referred to as the Trigger Date. We estimate that the Trigger Date will occur in December 2006. With certain exceptions, if the FAIR Act or similar legislation is enacted and made law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before 60 days after the Trigger Date, the contingent payment note will be cancelled and the USG Debtors will have no further payment obligations with respect to the Section 524(g) trust. If the FAIR Act or similar legislation is not enacted and made law by the Trigger Date, then the USG Debtors will be obligated to make payments under the $3.05 billion contingent payment note to the Section 524(g) trust as follows:

•	$1.9 billion of the contingent payment note will be payable within 30 days after the Trigger Date; and

•	the remaining $1.15 billion of the contingent payment note will be payable within 180 days after the Trigger Date.

If the FAIR Act or similar legislation is enacted by the Trigger Date but is subject to a constitutional challenge within 60 days of the Trigger Date, then the USG Debtors’ obligations under the contingent payment note to the Section 524(g) trust would be as follows:

•	if the constitutional challenge results in a final, non-appealable order that the FAIR Act or similar legislation is (1) unconstitutional in its entirety or (2) unconstitutional insofar as it applies to debtors in Chapter 11 cases whose plans of reorganization had not yet been confirmed and become substantially consummated as defined in the plan of reorganization, then the USG Debtors will be obligated to make payments under the $3.05 billion contingent payment note, with the first payment of $1.9 billion due within 30 days after the date on which the order becomes final and non-appealable and the second payment of $1.15 billion due within 180 days after the date on which the order becomes final and non-appealable; and

•	if the constitutional challenge is resolved by a final, non-appealable order in any manner other than as described above, then the $3.05 billion contingent payment, including the right of the trust to own stock of one of the USG Debtors (as described below), will be cancelled.

Interest on the $1.15 billion payment will accrue from 30 days after the Trigger Date until the contingent payment note is paid in full at a fixed rate equal to the rate of 90-day LIBOR in effect as of the Trigger Date plus 40 basis points.

The USG Debtors are co-obligors and jointly and severally liable under both the $10 million note and the $3.05 billion contingent payment note, meaning that the holder of each note can recover the whole indebtedness evidenced by that note from any one of the USG Debtors. Each of the $10 million note and the $3.05 billion contingent payment note is secured by an obligation to pledge to the Section 524(g) trust shares of our voting stock equal to 51% of the amount outstanding. The obligation to pledge those shares would be triggered by a payment default under the applicable note.

The USG Debtors’ financial obligations under the plan depend upon, among other things, whether the $3.05 billion contingent payment note becomes due. The USG Debtors expect to fund their obligations under the plan through accumulated cash, tax refunds and the proceeds of this rights offering and any purchase of shares of common stock pursuant to the backstop commitment.

Backstop Commitment Agreements

In connection with the rights offering, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, whereby Berkshire Hathaway committed to purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment.

After we announced the execution of the equity commitment agreement with Berkshire Hathaway, we discussed alternative proposals with other potential backstop purchasers. We received definitive proposals from two of these alternative backstop purchasers. In light of the alternative proposals, Berkshire Hathaway agreed to lower its commitment fee from $100 million to $67 million. The Bankruptcy Court held a hearing regarding the Berkshire Hathaway backstop commitment and considered the terms of the alternative proposals. At the conclusion of the hearing, the Bankruptcy Court entered an order approving the Berkshire Hathaway backstop commitment. Under the terms of the equity commitment agreement, Berkshire Hathaway deposited $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the backstop commitment. Amounts remaining in the escrow account after performance by Berkshire Hathaway of its obligations under the backstop commitment will be returned to Berkshire Hathaway. See “Certain Relationships and Related Transactions — Equity Commitment Agreement.”

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a shareholder’s agreement whereby Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the equity commitment agreement).

The parties also entered into a registration rights agreement whereby we granted Berkshire Hathaway registration rights with respect to its shares of our common stock and the shares of our common stock held by specified affiliates of Berkshire Hathaway. See “Certain Relationships and Related Transactions — Shareholder’s Agreement” and “— Registration Rights Agreement.”

Adjustments Relating to Stock Options

As a result of, and immediately following, the rights offering, we are required, pursuant to the terms of outstanding stock options, to adjust the number of shares underlying the outstanding stock options and the related exercise prices to account for the rights offering. In addition, as a result of the rights offering, we will adjust the deferred stock units held by members of our board of directors pursuant to the USG Corporation Stock Compensation Program for Non-Employee Directors. These adjustments will be made in a manner that is designed to preserve the value of the outstanding stock options and deferred stock units without triggering adverse tax consequences.

THE RIGHTS OFFERING

Rights	We are distributing to stockholders of record of our common stock as of the close of business, New York City time, on , 2006, at no charge, one transferable right for each share of our common stock they hold on the record date. Each right entitles its holder to purchase one share of our common stock at an exercise price of $40.00. We will issue a total of million shares in the rights offering and, if necessary, the subsequent purchase by Berkshire Hathaway Inc., the backstop purchaser, all of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering.

Exercise Price	$40.00 per share.

Record Date	, 2006, which was the date used to determine the stockholders entitled to receive rights.

Expiration	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2006, unless the exercise period is extended by us. We currently do not intend to extend the exercise period.

Use of Proceeds	Our proceeds from the rights offering (including proceeds of any shares purchased pursuant to the backstop commitment) will be approximately $ billion after payment of the $67 million backstop commitment fee to Berkshire Hathaway and other expenses of the rights offering. We expect to use the net proceeds from the rights offering, together with other available funds, including cash on hand, to make payments contemplated by our plan of reorganization and for general corporate purposes. See “Use of Proceeds.”

Backstop Purchaser	Berkshire Hathaway, our largest stockholder, is the backstop purchaser. Berkshire Hathaway beneficially owned 6,500,000 shares, or 14.56%, of our outstanding common stock on the record date for the rights offering. Berkshire Hathaway has agreed with us as part of the backstop commitment that it will purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. Berkshire Hathaway deposited $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the backstop commitment.

Berkshire Hathaway’s obligations under the backstop commitment are subject to the satisfaction of specified conditions, including the continued accuracy of representations and warranties about the validity of our agreement with Berkshire Hathaway. We also made certain representations and warranties to Berkshire Hathaway about our financial statements and SEC filings, but the continuing accuracy of these representations and warranties is not a condition to Berkshire Hathaway’s closing obligations. Instead, we may be required to indemnify Berkshire Hathaway for its losses, if any, as a result of a material breach of these representations and warranties. Berkshire Hathaway’s obligations as backstop purchaser are not subject to the absence of a material adverse change in our business, financial condition or results of operations or a material deterioration in the financial markets.

We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment. We also agreed to pay certain of Berkshire Hathaway’s costs and expenses relating to its entry into the backstop commitment and related agreements. See “The Rights Offering — Backstop Purchaser.”

Unless extended by us, the backstop commitment will expire if the rights offering has not been concluded prior to September 30, 2006. If the rights offering is not concluded by September 30, 2006, we may extend the obligations of the backstop purchaser under the backstop commitment until November 14, 2006 in specified circumstances, including the payment of an additional non-refundable $6.7 million fee.

Effect of Rights Offering	On the record date for the rights offering, Berkshire Hathaway beneficially owned 14.56% of our outstanding common stock. If all of the rights covered by this prospectus are exercised, Berkshire Hathaway’s beneficial ownership percentage will remain the same. If some of the rights are not exercised prior to the expiration of the rights offering, those rights will expire and the shares of common stock that are not issued as a result of the failure to exercise those rights will be acquired by Berkshire Hathaway. Berkshire Hathaway has agreed that, for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the backstop commitment). See “Certain Relationships and Related Transactions — Shareholder’s Agreement.”

Transferability of Rights	The rights are transferable until the close of business on the last trading day before the expiration of the rights offering. Accordingly, unless the exercise period is extended by us, the rights will be transferable until , 2006. You may seek to sell your rights through normal investment channels. We anticipate that the rights will be eligible to trade on the NYSE from the commencement date of the rights offering until the close of business on the last trading day before the expiration of the rights offering. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. See “The Rights Offering — Transferability of Rights” and “— Method of Transferring Rights.”

Procedures for Exercise

You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate to Computershare Trust Company of New York, which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. This delivery must be accompanied by full payment of the exercise price for each share you wish to purchase. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. See “The Rights Offering — Method of Purchase — Exercise of Rights.”

If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Exercise by Beneficial Holders	If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise or sell your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. See “The Rights Offering — Beneficial Owners.”

Issuance of Common Stock	If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Withdrawal of Exercise of Rights	Your exercise of rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, we expect that the deadline for withdrawal will be on , 2006. Following the deadline for withdrawal, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the rights agent prior to the deadline for withdrawal at its address set forth under “The Rights Offering — Delivery of Rights Certificate and Payment.”

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise or sell your rights. You should make those decisions based upon your own assessment of your best interests.

NYSE and Chicago Stock Exchange Listing of Our Common Stock	Our common stock is listed on the NYSE and the Chicago Stock Exchange under the symbol “USG.” On , 2006, the closing price for our common stock on the NYSE was $ per share.

NYSE Trading of Our Rights	The rights have been approved for trading on the NYSE under the symbol “USGRT.” We anticipate that the rights will be eligible to trade on the NYSE from the commencement date of the rights offering until the close of business on the last trading day before the expiration of the rights offering. See “The Rights Offering — Transferability of Rights.”

Termination of Rights Offering	We have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering in the event that unforeseen circumstances occur between the date of this prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest. See “The Rights Offering — Extensions and Termination.”

Tax Consequences of Rights Offering	If you are a U.S. person for federal income tax purposes, hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities), you should not recognize gain or loss on the receipt, exercise or lapse of your rights and you will recognize gain or loss on the sale of your rights under current U.S. federal income tax law. See “Certain U.S. Federal Income Tax Consequences.”

Rights Agent and Information Agent	We have appointed Computershare Trust Company of New York to act as the rights agent and Georgeson Shareholder Communications Inc. to act as the information agent for the rights offering.

Risk Factors	You should read “Risk Factors” beginning on page 15 before you exercise, transfer or sell your rights.

KEY DATES TO KEEP IN MIND

Record Date	, 2006, which was the date used to determine the stockholders entitled to receive rights.

Commencement Date	, 2006.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2006, unless the exercise period is extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.

Rights Trading Period	, 2006 through , 2006. The rights are transferable until the close of business on the last trading day before the expiration of the rights offering.

Deadline for Withdrawal	The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, we expect that the deadline for withdrawal will be on , 2006.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

Risks Relating to Our Common Stock

We do not expect to pay dividends on our common stock in the foreseeable future.

We did not pay dividends on our common stock during the pendency of our bankruptcy proceedings and do not expect to pay cash dividends on our common stock in the foreseeable future. Our payment of any dividends in the future will be at the discretion of our board of directors and will depend upon various factors, including future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

Under our plan of reorganization, until the contingent payment note issued to the Section 524(g) trust on the effective date of the plan is either paid in full or cancelled, we may not declare dividends to holders of our common stock in an amount that exceeds $150 million in the aggregate. Further, in the event we enter into additional debt financing arrangements, our ability to pay cash dividends on our common stock is likely to be restricted under those documents.

The market price of our common stock is subject to volatility.

The current market price of our common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, developments or lack thereof related to the FAIR Act or similar legislation, developments related to claims that were not resolved in the bankruptcy proceedings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

Following the rights offering and the purchase by Berkshire Hathaway of all of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering, there will be              million shares of our common stock outstanding. We have granted to Berkshire Hathaway rights to cause us, at our expense, to file one or more registration statements under the Securities Act of 1933, or the Securities Act, covering resales of shares of common stock held by Berkshire Hathaway or specified affiliates. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. We have limited control over when Berkshire Hathaway could require us to register some or all of its shares or shares of specified affiliates. This process could be disruptive to the trading price of our common stock and our ability to raise additional equity capital.

In addition, there are several other stockholders that hold a significant number of shares of our common stock. Sales by one or more of these stockholders could cause significant fluctuation in our stock price. In the future, we may determine to raise capital through offerings of our common stock, securities convertible into our common stock or rights to acquire these securities or our common stock. In any case, the result could ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.

A small number of our stockholders could be able to significantly influence our business and affairs.

On the record date for the rights offering, Berkshire Hathaway beneficially owned 14.56% of our outstanding common stock. If all of the rights covered by this prospectus are exercised, Berkshire Hathaway’s beneficial ownership percentage will remain the same. If some of the rights are not exercised prior to the expiration of the rights offering, those rights will expire and the shares of common stock that are not issued as a result of the failure to exercise those rights will be acquired by Berkshire Hathaway. Berkshire Hathaway could be able to significantly influence our business and affairs. Based on filings made with the SEC, as of December 31, 2005, ten individuals or organizations collectively controlled over 50% of our common stock. Accordingly, a small number of our stockholders could affect matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

If no rights holders other than Berkshire Hathaway were to exercise their rights in the rights offering, the transactions contemplated by the backstop commitment would result in the issuance of              million shares of common stock to Berkshire Hathaway, and Berkshire Hathaway’s ownership percentage of our outstanding common stock would increase to             %. Berkshire Hathaway has agreed that it will vote all shares of common stock acquired by it in excess of those owned on January 30, 2006 (and shares distributed on those shares, including in the rights offering) proportionally with all voting shares, with specified exceptions.

Risks Relating to the Rights Offering

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

The rights offering will result in our issuance of an additional                      million shares of our common stock. If you choose not to fully exercise your rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted. Rights holders who do not exercise or sell their rights prior to the expiration of the rights offering will lose any value represented by their rights.

Berkshire Hathaway has committed to backstop the rights offering by purchasing all of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering, which would increase Berkshire Hathaway’s overall ownership percentage. If no rights holders other than Berkshire Hathaway were to exercise their rights in the rights offering, the transactions contemplated by the backstop commitment would result in the issuance of                      million shares of common stock to Berkshire Hathaway, and Berkshire Hathaway’s ownership percentage of our outstanding common stock would increase to                     %.

No prior market exists for the rights.

The rights are a new issue of securities with no established trading market. The rights are transferable until the close of business on the last trading day before the expiration of the rights offering. Unless exercised, the rights they will cease to have any value following the expiration date. Although we anticipate that the rights will be eligible to trade on the NYSE from the commencement date of the rights offering until the close of business on the last trading day before the expiration of the rights offering, we can give no assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade.

The exercise price was determined by our board of directors after consideration of a number of factors and does not reflect a determination of our value or the value of our common stock.

Each right entitles its holder to purchase one share of our common stock at an exercise price of $40.00. Our board of directors determined that the exercise price should be designed to provide an incentive to our current stockholders to exercise their rights. Following negotiations with Berkshire Hathaway, the backstop purchaser, and after considering, among other things, the exercise price necessary to obtain a backstop commitment, our board of directors determined that the exercise price for rights distributed pursuant to the rights offering should be $40.00. This exercise price was not intended to bear any relationship to our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the exercise price should not be considered an indication of the actual value of our company or of our common stock.

The price of our common stock may decline before or after the expiration of the rights offering.

We cannot assure you that the public trading market price of our common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs and you do not withdraw your exercise prior to the deadline for withdrawal, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the rights agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If the rights offering is terminated, the rights agent will return as soon as possible all exercise payments, without interest.

Following the deadline for withdrawal, your exercise of rights may not be revoked.

Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, we expect that the deadline for withdrawal will be on                     , 2006. Following the deadline for withdrawal, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. Therefore, even if circumstances arise after you have exercised your rights pursuant to the rights offering that change your mind about investing in our common stock, you will nonetheless be legally bound to proceed.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the rights agent, Computershare Trust Company of New York, prior to the expiration of the rights offering. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights certificate, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the rights agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you elect to exercise your rights, your proposed acquisition of common stock may be subject to notification obligations under the Hart-Scott-Rodino Act of 1976.

If as a result of exercising your rights you would hold shares of our common stock worth in excess of $56.7 million, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Act of 1976, or the HSR Act, and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You may consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements” related to management’s expectations about future conditions. When we use words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should” or similar expressions, or the negative of these terms, or when we discuss our strategy or plans, we are making forward-looking statements.

Forward-looking statements are not guarantees of future results, levels of activity, performance or achievements. They involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions and factors include, among other things:

•	the effects of our Chapter 11 reorganization and our obligations under the plan of reorganization;

•	our obligations that remain after we emerge from our Chapter 11 reorganization;

•	actual business, market or other conditions affecting our sales and profitability or other results;

•	economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence;

•	competitive conditions such as price and product competition;

•	shortages in raw materials;

•	increases in raw material, energy and employee benefit costs;

•	the loss of one or more major customers;

•	the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and

•	the other risk factors listed from time to time by us in documents and reports filed with the SEC.

These risks and uncertainties are discussed in more detail under “Risk Factors” in this prospectus, in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in the other documents on file with the SEC. You may obtain copies of these documents as described under the captions “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.”

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment. We have no obligation and make no undertaking to update or revise any forward-looking information.

USE OF PROCEEDS

Our proceeds from the rights offering (including proceeds of any shares purchased pursuant to the backstop commitment) will be approximately $              billion after payment of the $67 million backstop commitment fee to Berkshire Hathaway Inc. and other expenses of the rights offering. We expect to use the net proceeds from the rights offering, together with other available funds, including cash on hand, to make payments contemplated by our plan of reorganization and for general corporate purposes. Our plan of reorganization obligations include the following:

•	payment of $890 million to the trust established under Section 524(g) of the Bankruptcy Code for asbestos personal injury claims made on the effective date of the plan;

•	payment of the amounts owing under the $10 million interest-bearing promissory note issued to the Section 524(g) trust on the effective date of the plan;

•	payment of the amounts owing under the $3.05 billion contingent payment note issued to the Section 524(g) trust on the effective date of the plan; and

•	payment of amounts totaling approximately $1.4 billion due to unsecured creditors, including long-term debt included in liabilities subject to compromise and the related contractual interest.

The $10 million promissory note and the $3.05 billion contingent payment note were issued to fund the Section 524(g) trust created pursuant to the settlement reached in late January 2006 with the Official Committee of Asbestos Personal Injury Claimants and the Futures Representative to resolve the USG Debtors’ present and future asbestos personal injury liabilities. The terms of the settlement were incorporated into our plan of reorganization.

The $10 million promissory note is payable on December 31, 2006 and will bear annual interest from the effective date of the plan at a fixed rate equal to the rate of 90-day LIBOR in effect as of the effective date plus 40 basis points. The promissory note is secured by an obligation to pledge to the Section 524(g) trust shares of our voting stock equal to 51% of the amount outstanding. The obligation to pledge those shares would be triggered by a payment default under the promissory note.

The contingent payment note will be payable to the Section 524(g) trust depending upon whether the FAIR Act or substantially similar legislation creating a national asbestos personal injury trust fund or similar fund is enacted and made law by the Trigger Date. We estimate that the Trigger Date will occur in December 2006. With certain exceptions, if the FAIR Act or similar legislation is enacted and made law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before 60 days after the Trigger Date, the contingent payment note will be cancelled and the USG Debtors will have no further payment obligations with respect to the Section 524(g) trust. If the FAIR Act or similar legislation is not enacted and made law by the Trigger Date, then the USG Debtors will be obligated to make payments under the $3.05 billion contingent payment note to the Section 524(g) trust as follows:

•	$1.9 billion of the contingent payment note will be payable within 30 days after the Trigger Date; and

•	the remaining $1.15 billion of the contingent payment note will be payable within 180 days after the Trigger Date.

Interest on the $1.15 billion payment will accrue from 30 days after the Trigger Date until the contingent payment note is paid in full at a fixed rate equal to the rate of 90-day LIBOR in effect as of the Trigger Date plus 40 basis points. The $3.05 billion contingent payment note is secured by an obligation to pledge to the Section 524(g) trust shares of our voting stock equal to 51% of the amount outstanding. The obligation to pledge those shares would be triggered by a payment default under the contingent payment note.

We had $1.577 billion of cash, cash equivalents, restricted cash and marketable securities as of December 31, 2005. Additional payments under our plan of reorganization are expected to be funded through tax refunds of up to $1.1 billion that we expect to receive as a result of the payments to be made to the Section 524(g) trust. If we have not received this tax refund when the final payment on the contingent payment note is due, we will likely require additional debt financing to make that payment.

DIVIDEND POLICY

We did not pay dividends on our common stock during the pendency of our bankruptcy proceedings and do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, under our plan of reorganization, until the contingent payment note issued to the Section 524(g) trust on the effective date of the plan is either paid in full or cancelled, we may not declare dividends to holders of our common stock in an amount that exceeds $150 million in the aggregate. Further, in the event we enter into additional debt financing arrangements, our ability to pay cash dividends on our common stock is likely to be restricted under those documents.

MARKET INFORMATION

Our common stock trades on the NYSE and the Chicago Stock Exchange under the trading symbol “USG.” The NYSE is the principal market for these securities. As of the record date for the rights offering, there were              holders of record of our common stock. This number does not include the number of persons or entities who hold stock in nominee or street name through various brokerage firms, banks and other nominees. On                     , 2006, the last closing sale price reported on the NYSE for our common stock was $             per share. On January 27, 2006, which was the last trading date prior to the public announcement of the settlement agreement and rights offering, the last closing sale price reported on the NYSE for our common stock was $79.85 per share.

The following table sets forth the high and low closing sale prices of our common stock on the NYSE:

	Price Range
	High	Low
2004
First Quarter	$20.17	$15.46
Second Quarter	$19.48	$12.30
Third Quarter	$19.95	$16.21
Fourth Quarter	$41.67	$18.24
2005
First Quarter	$40.95	$26.80
Second Quarter	$50.00	$30.07
Third Quarter	$71.25	$40.57
Fourth Quarter	$69.47	$56.40
2006
First Quarter	$97.91	$65.30
Second Quarter (through April 12, 2006)	$112.74	$98.03

CAPITALIZATION

The following table shows our historical and adjusted consolidated cash resources, debt and capitalization as of December 31, 2005, giving effect to the rights offering and the consummation of the plan of reorganization. You should read this table together with the financial statements and related notes incorporated by reference into this prospectus and the information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference.

	As of December 31, 2005
	Actual	As Adjusted
	(Millions of Dollars)	(Millions of Dollars)
Cash and marketable securities	$1,577 (a)	$1,056	(b)
Short-term debt	0	1,910
Current portion of long-term debt	0	0
Long-term debt	0	1,389

Total debt	0 (c)	3,299	(d)
Common stock	5	10
Treasury stock	(219)	(219)
Capital received in excess of par	435	2,149
Accumulated other comprehensive income	72	72
Retained earnings	(595)	(864)

Total common stockholders’ equity	(302)	1,148	(e)

Total capitalization	$(302)	$4,447

(a)	Includes cash, cash equivalents, restricted cash and marketable securities.

(b)	Reflects $1.785 billion in proceeds from the rights offering, less payments of $1.349 billion due to unsecured creditors, $890 million to the Section 524(g) trust on the effective date of the plan of reorganization and the $67 million backstop commitment fee.

(c)	Excludes $1.005 billion of debt classified as liabilities subject to compromise on the consolidated balance sheet.

(d)	Reflects $10 million interest-bearing promissory note payable to the Section 524(g) trust, $239.4 million of Industrial Revenue Bonds previously included in liabilities subject to compromise and $3.050 billion contingent payment note payable to the Section 524(g) trust as described under “Use of Proceeds,” of which $1.900 billion is assumed to be paid on December 31, 2006 following the Trigger Date.

(e)	Reflects $1.785 billion for issuance of million shares of common stock pursuant to the rights offering less payment of the $67 million backstop commitment fee and a charge of $269 million for interest, net of taxes, for unsecured creditors.

THE RIGHTS OFFERING

Background of the Rights Offering

In late January 2006, the USG Debtors, the Official Committee of Asbestos Personal Injury Claimants and the Futures Representative reached an agreement to resolve the USG Debtors’ present and future asbestos personal injury liabilities and to cooperate in the confirmation of a plan of reorganization consistent with that resolution. The settlement agreement was approved by our board of directors on January 29, 2006 and was signed by the Futures Representative and each law firm representing the Official Committee of Asbestos Personal Injury Claimants and supported by the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders. The settlement agreement did not include asbestos property damage claims.

As contemplated by the settlement agreement, on February 17, 2006, the USG Debtors filed a proposed plan of reorganization and a disclosure statement with the Bankruptcy Court incorporating the terms of the settlement agreement and addressing the treatment of other claims and interests. The USG Debtors filed a proposed first amendment joint plan with the Bankruptcy Court on April 5, 2006. The Bankruptcy Court entered an order, which was confirmed by the U.S. District Court for the District of Delaware, confirming the plan on                     , 2006. The plan became effective on                     , 2006. Pursuant to the plan, a trust was created and funded by the USG Debtors pursuant to Section 524(g) of the Bankruptcy Code, and this trust will compensate all qualifying present and future asbestos personal injury claims against the USG Debtors. The plan contains an injunction channeling all asbestos personal injury claims against the USG Debtors to the Section 524(g) trust for payment and precludes any individual or entity from bringing an asbestos personal injury claim against the USG Debtors.

The Section 524(g) trust was funded by the USG Debtors on the effective date of the plan by payment of $890 million, the issuance of an interest-bearing promissory note in the principal amount of $10 million payable on December 31, 2006 and the issuance of a contingent payment note in the amount of $3.05 billion. The contingent payment note will be payable to the Section 524(g) trust depending upon whether the FAIR Act or substantially similar legislation creating a national asbestos personal injury trust fund or similar fund is enacted and made law by the Trigger Date. We estimate that the Trigger Date will occur in December 2006. With certain exceptions, if the FAIR Act or similar legislation is enacted and made law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before 60 days after the Trigger Date, the contingent payment note will be cancelled and the USG Debtors will have no further payment obligations with respect to the Section 524(g) trust. If the FAIR Act or similar legislation is not enacted and made law by the Trigger Date, then the USG Debtors will be obligated to make payments under the $3.05 billion contingent payment note to the Section 524(g) trust as follows:

•	$1.9 billion of the contingent payment note will be payable within 30 days after the Trigger Date; and

•	the remaining $1.15 billion of the contingent payment note will be payable within 180 days after the Trigger Date.

If the FAIR Act or similar legislation is enacted by the Trigger Date but is subject to a constitutional challenge within 60 days of the Trigger Date, then the USG Debtors’ obligations under the contingent payment note to the Section 524(g) trust would be as follows:

•	if the constitutional challenge results in a final, non-appealable order that the FAIR Act or similar legislation is (1) unconstitutional in its entirety or (2) unconstitutional insofar as it applies to debtors in Chapter 11 cases whose plans of reorganization had not yet been confirmed and become substantially consummated as defined in the plan of reorganization, then the USG Debtors will be obligated to make payments under the $3.05 billion contingent payment note, with the first payment of $1.9 billion due within 30 days after the date on which the order becomes final and non-appealable and the second payment of $1.15 billion due within 180 days after the date on which the order becomes final and non-appealable; and

•	if the constitutional challenge is resolved by a final, non-appealable order in any manner other than as described above, then the $3.05 billion contingent payment, including the right of the trust to own stock of one of the USG Debtors (as described below), will be cancelled.

Interest on the $1.15 billion payment will accrue from 30 days after the Trigger Date until the contingent payment note is paid in full at a fixed rate equal to the rate of 90-day LIBOR in effect as of the Trigger Date plus 40 basis points.

The USG Debtors are co-obligors and jointly and severally liable under both the $10 million note and the $3.05 billion contingent payment note, meaning that the holder of each note can recover the whole indebtedness evidenced by that note from any one of the USG Debtors. Each of the $10 million note and the $3.05 billion contingent payment note is secured by an obligation to pledge to the Section 524(g) trust shares of our voting stock equal to 51% of the amount outstanding. The obligation to pledge those shares would be triggered by a payment default under the applicable note.

The USG Debtors’ financial obligations under the plan depend upon, among other things, whether the $3.05 billion contingent payment note becomes due. The USG Debtors expect to fund their obligations under the plan through accumulated cash, tax refunds and the proceeds of this rights offering and any purchase of shares of common stock pursuant to the backstop commitment.

In connection with the rights offering, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, whereby Berkshire Hathaway committed to purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment.

After we announced the execution of the equity commitment agreement with Berkshire Hathaway, we discussed alternative proposals with other potential backstop purchasers. We received definitive proposals from two of these alternative backstop purchasers. In light of the alternative proposals, Berkshire Hathaway agreed to lower its commitment fee from $100 million to $67 million. The Bankruptcy Court held a hearing regarding the Berkshire Hathaway backstop commitment and considered the terms of the alternative proposals. At the conclusion of the hearing, the Bankruptcy Court entered an order approving the Berkshire Hathaway backstop commitment. See “Certain Relationships and Related Transactions — Equity Commitment Agreement.”

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a shareholder’s agreement whereby Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the equity commitment agreement). The parties also entered into a registration rights agreement whereby we granted Berkshire Hathaway registration rights with respect to its shares of our common stock and the shares of our common stock held by specified affiliates of Berkshire Hathaway. See “Certain Relationships and Related Transactions — Shareholder’s Agreement” and “— Registration Rights Agreement.”

As a result of, and immediately following, the rights offering, we are required, pursuant to the terms of outstanding stock options, to adjust the number of shares underlying the outstanding stock options and the related exercise prices to account for the rights offering. In addition, as a result of the rights offering, we will adjust the deferred stock units held by members of our board of directors pursuant to the USG Corporation Stock Compensation Program for Non-Employee Directors. These adjustments will be made in a manner that is designed to preserve the value of the outstanding stock options and deferred stock units without triggering adverse tax consequences.

The Rights

We are distributing to stockholders of record of our common stock as of the close of business, New York City time, on                         , 2006, at no charge, one transferable right for each share of our common stock they hold on the record date. Each right entitles its holder to purchase one share of our common stock at an exercise price of $40.00. We will issue a total of              million shares in the rights offering and, if necessary, the subsequent purchase by Berkshire Hathaway, the backstop purchaser, of all of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering.

You are receiving a rights certificate that represents your rights. Each right entitles you to purchase one share of our common stock at an exercise price of $40.00. This price represents a             % discount to the $         per share closing price of our common stock on the NYSE on the date of this prospectus.

Berkshire Hathaway, our largest stockholder, has agreed to purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. See “— Backstop Purchaser.”

Dividing Your Rights

You may request that the rights agent divide your rights certificate into parts if, for instance, you are the record holder for a number of beneficial holders of our common stock. The rights agent will not divide your rights certificate so that you would receive fractional rights.

Record Date

The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was                     , 2006.

Exercise Price

The exercise price is $40.00 per share.

Expiration of the Rights Offering

The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                     , 2006, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. If you choose not to fully exercise your rights, your relative ownership in us will be diluted. Rights holders who do not exercise or sell their rights prior to the expiration of the rights offering will lose any value represented by their rights. If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire, and the shares of common stock into which your rights are exercisable will be purchased by Berkshire Hathaway, the backstop purchaser. We will not be required to satisfy your attempt to exercise rights if the rights agent receives your rights certificate and payment of the exercise price relating to your exercise after your rights expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the rights agent and information agent prior to the scheduled expiration of the rights offering. If we elect to extend the exercise period, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day prior to the most recently announced expiration date.

Issuance of Our Common Stock

If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Backstop Purchaser

Berkshire Hathaway, our largest stockholder, is the backstop purchaser. Berkshire Hathaway beneficially owned 6,500,000 shares, or 14.56%, of our outstanding common stock on the record date for the rights offering. Berkshire Hathaway has agreed with us as part of the backstop commitment that it will purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. Berkshire Hathaway deposited $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the backstop commitment. Berkshire Hathaway has the right to designate that the shares it purchases pursuant to the backstop commitment be issued in the names of one or more of its subsidiaries.

Berkshire Hathaway’s obligations under the backstop commitment are subject to the satisfaction of specified conditions, including the continued accuracy of representations and warranties about the validity of our agreement with Berkshire Hathaway. We also made certain representations and warranties to Berkshire Hathaway about our financial statements and SEC filings, but the continuing accuracy of these representations and warranties is not a condition to Berkshire Hathaway’s closing obligations. Instead, we may be required to indemnify Berkshire Hathaway for its losses, if any, as a result of a material breach of these representations and warranties. Berkshire Hathaway’s obligations as backstop purchaser are not subject to the absence of a material adverse change in our business, financial condition or results of operations or a material deterioration in the financial markets.

If all of the rights covered by this prospectus are exercised, Berkshire Hathaway’s beneficial ownership percentage will remain the same. If some of the rights are not exercised prior to the expiration of the rights offering, those rights will expire and the shares of common stock that are not issued as a result of the failure to exercise those rights will be acquired by Berkshire Hathaway. Berkshire Hathaway has agreed that, for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the backstop commitment).

We obtained the backstop commitment to ensure that, subject to the conditions of the backstop commitment, all shares are either distributed in the rights offering or purchased subsequent to the offering at the same purchase price at which the rights were exercisable. Through this arrangement, we have a very high degree of certainty that we will raise gross proceeds of $1.8 billion through the rights offering and the backstop commitment.

We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment. We also agreed to pay certain of Berkshire Hathaway’s costs and expenses relating to its entry into the backstop commitment and related agreements. Unless extended by us, the backstop commitment will expire if the rights offering has not been concluded prior to September 30, 2006. If the rights offering is not concluded by September 30, 2006, we may extend the obligations of the backstop purchaser under the backstop commitment until November 14, 2006 in specified circumstances, including the payment of an additional non-refundable $6.7 million fee. See “Certain Relationships and Related Transactions — Equity Commitment Agreement.”

Method of Purchase — Exercise of Rights

You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate to Computershare Trust Company of New York, which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. This delivery must be accompanied by full payment of the exercise price for each share you wish to purchase. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

Method of Payment of Exercise Price

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by:

•	certified check drawn upon a U.S. bank payable to the rights agent;

•	cashier’s check drawn upon a U.S. bank or express money order payable to the rights agent; or

•	wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering at:

Harris N.A.

ABA No.: 071000288

Computershare Trust Company of New York

Account: 2279388

Reference: USG Corporation Rights – [Name of registered rights holder].

To confirm receipt of your wire transfer, you may call the rights agent at (212) 701-7600. You may also wish to send to the rights agent by facsimile transmission at (212) 701-7636 confirmation of your wiring instructions to alert the rights agent to your incoming wire transfer.

The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier’s check, express money order or wire transfer of funds.

Receipt of Payment

Your payment will be considered received by the rights agent only upon receipt of payment in the manner set forth above.

We will retain any interest earned on the payments held by the rights agent before your shares have been issued to you or your payment is returned to you because your exercise has not been satisfied for any reason.

Delivery of Rights Certificate and Payment

You should deliver your rights certificate, payment of the exercise price (unless you decide to wire your payment) and any notices of guaranteed delivery to Computershare Trust Company of New York, which is acting as our rights agent, by mail, hand delivery or overnight courier to:

By Mail:	By Hand Delivery or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, New York 10268-1010	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, New York 10005

Payment of the exercise price by wire transfer may be made as provided above under “— Method of Payment of Exercise Price.”

If you have questions about whether your completed rights certificate or payment has been received, please contact the rights agent.

If you have questions about whether your completed rights certificate or payment has been received, you may call the rights agent at (212) 701-7600.

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not forward full payment of the total exercise price for the number of rights you are exercising, then you will be deemed to have exercised your rights with respect to the maximum number of rights that may be exercised using the total amount that you delivered to the rights agent.

Exercising a Portion of Your Rights

If you elect to purchase fewer than all of the shares of our common stock represented by your rights certificate, you may obtain a rights certificate representing your unexercised rights by contacting the rights agent at the rights agent’s address set forth above under “— Delivery of Rights Certificate and Payment.”

Your Funds Will Be Held by the Rights Agent Until Shares of Common Stock Are Issued

The rights agent will hold your payment of the exercise price in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of the rights offering.

Signature Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution if you are exercising your rights, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•	you are an eligible institution.

In addition, your signature on your rights certificate must be guaranteed by an eligible institution if you are transferring your rights to another person or withdrawing a previous exercise of your rights.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	the New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchanges Medallion Program.

Notice to Nominees

If you are a broker, bank or other nominee holder who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee and whose address is in the U.S. of the rights offering as soon as possible to learn their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the rights agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials.

Beneficial Owners

If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise or sell your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should promptly contact the broker, bank or other nominee and request that a separate rights certificate be issued to you.

If you hold certificates of our common stock directly and would prefer to have your broker, bank or other nominee act for you, you should promptly contact your broker, bank or other nominee and request it to effect the transactions for you. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials.

We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee. If you sell your rights, you will be responsible for any fees or commissions relating to that sale.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate carefully.

If you want to exercise your rights, you should send your rights certificate with the payment of the exercise price to the rights agent. Payment can also be made by wire transfer, but you still need to send your rights certificate to the rights agent. Do not send your rights certificate and exercise price payment to us or the information agent.

You are responsible for the method of delivery of your rights certificate. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery of your rights certificate to the rights agent prior to the expiration of the rights offering.

Withdrawal of Exercise of Rights

Your exercise of rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, we expect that the deadline for withdrawal will be on                     , 2006. Following the deadline for withdrawal, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the rights agent prior to the deadline for withdrawal at its address set forth above under “— Delivery of Rights Certificate and Payment.” Any notice of withdrawal must (1) specify the name of the person that exercised the rights, which exercise is to be withdrawn, (2) contain the number of rights exercised, which exercise is to be withdrawn, and (3) be signed by the holder of the rights in the same manner as the original signature on the rights certificate by which the rights were exercised (including any required signature guarantees). Any rights the exercise of which have been properly withdrawn will be deemed not to have been exercised for purposes of the rights offering.

Withdrawals of exercises of rights can be accomplished only in accordance with the foregoing procedures. Any permitted withdrawals may not be rescinded, and any rights the exercise of which have been properly withdrawn will thereafter be deemed not exercised for purposes of the rights offering; provided, however, that rights may be re-exercised by again following one of the appropriate procedures described herein at any time prior to the expiration of the rights offering.

Determinations Regarding the Exercise or Withdrawal of Exercise of Your Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise or withdrawal of exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time period as we may determine. We may reject the exercise or withdrawal of exercise of any of your rights because of any defect or irregularity in the exercise or withdrawal, and we may accept your exercise only to the extent of the payment received if you or your broker, bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise or withdrawal of exercise of rights until all irregularities have been waived by us or cured by you by the time that we decide, in our sole discretion.

Neither we nor the rights agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your rights certificate or notice of withdrawal, as the case may be, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise or withdrawal of exercise of rights if it is not in accordance with the terms of the rights offering or in proper form. We and the rights agent will also not accept your exercise of rights or any transfer of your rights if we and the rights agent believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the rights agent prior to the expiration of the rights offering, you may exercise your rights by the following guaranteed delivery procedures:

•	deliver to the rights agent prior to the expiration of the rights offering the exercise price payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “— Method of Payment of Exercise Price”;

•	deliver to the rights agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the rights agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Completion of USG Corporation Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the rights agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of rights represented by your rights certificate and the number of shares of our common stock you are purchasing under your rights; and

•	your guarantee that you will deliver to the rights agent a rights certificate evidencing the rights you are exercising within three (3) business days following the date the rights agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the rights agent in the same manner as your rights certificate at the address set forth above under “— Delivery of Rights Certificate and Payment.” You may alternatively transmit your Notice of Guaranteed Delivery to the rights agent by facsimile transmission at (212) 701-7636. To confirm facsimile deliveries, you may call (212) 701-7600.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Banks and brokerage firms should call Georgeson Shareholder Communications Inc. at (212) 440-9800 to request additional copies of the form of Notice of Guaranteed Delivery. All other persons should call toll-free at (888) 206-5896.

Questions About Exercising Rights

If you have any questions about or require assistance regarding the procedure for exercising your rights, including the procedure if you have lost your rights certificate or would like additional copies of this prospectus, the Instructions for Completion of USG Corporation Rights Certificates or the Notice of Guaranteed Delivery, please contact Georgeson Shareholder Communications Inc., which is acting as our information agent, at:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

Banks and brokerage firms, please call: (212) 440-9800.

All others, please call toll-free: (888) 206-5896.

Rights Agent and Information Agent

We have appointed Computershare Trust Company of New York to act as rights agent and Georgeson Shareholder Communications Inc. to act as information agent for the rights offering. We will pay all customary fees and expenses of the rights agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the rights agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with the rights offering.

Transferability of Rights

You may transfer your rights. The rights are transferable until the close of business on the last trading day before the expiration of the rights offering. Accordingly, unless the exercise period is extended by us, the rights will be transferable until                     , 2006. You may seek to sell your rights through normal investment channels. We anticipate that the rights will be eligible to trade on the NYSE from the commencement date of the rights offering until the close of business on the last trading day before the expiration of the rights offering. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale.

Method of Transferring Rights

You may transfer the rights evidenced by your rights certificate by endorsing the rights certificate for transfer in accordance with the instructions on the rights certificate. A portion of the rights evidenced by a single rights certificate representing full and not any fractional rights may be transferred by delivering to the rights agent a rights certificate properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue a new rights certificate to the transferee evidencing the transferred rights.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration of the rights offering for the transfer instructions to be received and processed by the rights agent and the rights evidenced by the new rights certificates to be exercised or sold by the recipients of the rights certificates. The required time will depend upon the methods by which delivery of the rights certificates and payment are made and the number of transactions you instruct the rights agent to effect. Please bear in mind that the rights offering period is limited. Neither we nor the rights agent shall have any liability to a transferee or you if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration of the rights offering.

A new rights certificate will be issued to you upon the partial exercise or sale of rights. However, unless you make other arrangements with the rights agent, you must pick up your new rights certificate representing your unused rights at the rights agent’s address set forth above under “— Delivery of Rights Certificate and Payment.”

All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights will be for your account, and none of these commissions, fees or expenses will be paid by us or the rights agent.

Procedures for DTC Participants

We expect that rights will be eligible for transfer through the facilities of The Depository Trust Company, or DTC, and that your exercise of your rights may also be made through the facilities of DTC. If your rights are held of record through DTC, you may exercise your rights for each beneficial holder by instructing DTC, or having your broker instruct DTC, to transfer your rights from your account to the account of the rights agent, together with certification as to the aggregate number of rights you are exercising and the exercise price for each share you are purchasing pursuant to your exercise of rights.

Extensions and Termination

The period for exercising the rights may be extended. In addition, while we have no intention of terminating the rights offering, we have reserved the right to terminate the rights offering in the event that unforeseen circumstances occur between the date of this prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest.

No Board Recommendation

Neither we nor our board of directors has made any recommendation as to whether you should exercise or sell your rights. You should make those decisions based upon your own assessment of your best interests. However, if you do not sell or exercise your rights, you will lose any value inherent in the rights and your percentage ownership interest in us will be diluted. As of the date of this prospectus, none of our directors or executive officers has definitively indicated an intention with respect to participation in the rights offering. If all of our directors and executive officers exercise all of their rights, we would issue              shares to these individuals, representing less than             % of the shares issuable upon exercise of the rights offered in the rights offering. Some of our executive officers and directors may exercise some or all of their rights, while others may seek to sell some or all of their rights.

HSR Act Limitations

We will not be required to issue shares of our common stock to you under the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and, if at the expiration of the rights offering, you have not obtained that clearance or approval. For example, if as a result of exercising your rights, you would hold shares of our common stock worth in excess of $56.7 million, including any shares you hold presently, you and we may be required to make a filing under the HSR Act and wait for any applicable waiting periods to expire or terminate before we can satisfy your exercise of your rights.

Shareholder Rights Plans Limitations

We will not issue shares of our common stock to you pursuant to the rights offering if doing so would cause you to trigger either of our shareholder rights plans, or “poison pills.” We currently have two poison pills in place. One of our poison pills would be triggered if any person, other than the backstop purchaser, acquires beneficial ownership of 5% or more of our common stock. If you beneficially owned 5% or more of our common stock on January 29, 2006, you will not trigger this poison pill unless you acquire beneficial ownership of an additional 1% or more of the amount of our common stock that was outstanding on January 29, 2006, or 446,371 shares of our common stock. See “Description of Capital Stock — Shareholder Rights Plans.” Your exercise of rights distributed by us to you in the rights offering will not trigger either of our poison pills. If you acquire additional rights the exercise of which would cause you to trigger either of our poison pills, we reserve the right to reject your exercise of those rights in full or we may accept your exercise of those rights only to the extent that the exercise will not trigger either of the poison pills.

Shares of Common Stock Outstanding after the Rights Offering

On the record date for the rights offering, there were              million shares of our common stock outstanding. This number does not include shares that we are required to issue upon the exercise of outstanding stock options. Following the rights offering and the purchase by Berkshire Hathaway of shares pursuant to the backstop commitment, the number of outstanding shares of our common stock will double.

U.S. Federal Income Tax Consequences of Rights Offering

If you are a U.S. person for federal income tax purposes, hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities), you should not recognize gain or loss on the receipt, exercise or lapse of your rights and you will recognize gain or loss on the sale of your rights under current U.S. federal income tax law. You should refer to “Certain U.S. Federal Income Tax Consequences” for a more complete discussion and for additional qualifications and limitations to which the foregoing summary is subject. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, sale or lapse of the rights in light of your particular circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into several transactions with related parties as described below. We have filed copies of these agreements described in this section with the SEC as part of our registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of each of these agreements.

Equity Commitment Agreement

Generally. In connection with the rights offering, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, whereby Berkshire Hathaway committed to purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment. We also agreed to pay certain of Berkshire Hathaway’s costs and expenses relating to its entry into the backstop commitment and related agreements.

After we announced the execution of the equity commitment agreement with Berkshire Hathaway, we discussed alternative proposals with other potential backstop purchasers. We received definitive proposals from two of these alternative backstop purchasers. In light of the alternative proposals, Berkshire Hathaway agreed to lower its commitment fee from $100 million to $67 million. The Bankruptcy Court held a hearing regarding the Berkshire Hathaway backstop commitment and considered the terms of the alternative proposals. At the conclusion of the hearing, the Bankruptcy Court entered an order approving the Berkshire Hathaway backstop commitment. Under the terms of the equity commitment agreement, Berkshire Hathaway deposited $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the backstop commitment. Amounts remaining in the escrow account after performance by Berkshire Hathaway of its obligations under the backstop commitment will be returned to Berkshire Hathaway.

Berkshire Hathaway’s commitment to purchase shares of common stock that are not otherwise issued pursuant to the exercise of rights in the rights offering expires on September 30, 2006, subject to extension to November 14, 2006 in specified circumstances, including the payment of an additional non-refundable $6.7 million fee.

Representations and Warranties. The equity commitment agreement contains representations and warranties made by us and Berkshire Hathaway to each other. Our representations and warranties relate to:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution, delivery and enforceability of the equity commitment agreement and related matters;

•	consents, approvals, authorizations, orders, registrations and qualifications of or with governmental entities relating to the equity commitment agreement, the rights offering and related matters; and

•	financial statements included in SEC filings.

The representations and warranties of Berkshire Hathaway relate to:

•	corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the equity commitment agreement and related matters;

•	investment intent and compliance with federal and state securities laws;

•	knowledge and experience in financial and business matters; and

•	opportunity to ask questions and verify the accuracy of information in the equity commitment agreement.

Reasonable Efforts; Other Agreements. We and Berkshire Hathaway also agreed to use reasonable efforts to take specified actions. We agreed to use our reasonable efforts to:

•	have the equity commitment agreement approved by the Bankruptcy Court;

•	adopt a plan of reorganization that is consistent with the equity commitment agreement, consistent with our settlement agreement with the Official Committee of Asbestos Personal Injury Claimants, does not change the amount or conditions to payments to be made to the Official Committee of Asbestos Personal Injury Claimants, provides for the release and exculpation of Berkshire Hathaway and its affiliates, representatives and advisors and has conditions to confirmation that are acceptable to Berkshire Hathaway;

•	effectuate the rights offering as provided in the equity commitment agreement;

•	list and maintain the listing of our common stock, and admit and maintain the admission for trading of the rights, on the NYSE; and

•	promptly prepare and file all necessary documentation to satisfy the requirements of the HSR Act.

Berkshire Hathaway agreed to use its reasonable efforts to:

•	facilitate the approval of the equity commitment agreement by the Bankruptcy Court;

•	facilitate the approval of the plan of reorganization by the Bankruptcy Court; and

•	promptly prepare and file all necessary documentation to satisfy the requirements of the HSR Act.

The equity commitment agreement also requires us to provide Berkshire Hathaway with an opportunity to review and comment on the plan of reorganization, disclosure statement and other documents related to our bankruptcy proceedings and the rights offering. We also agreed not to, without the consent of Berkshire Hathaway, issue any capital stock except for the rights, common stock issuable upon exercise of the rights and limited shares under our stock option plans for employees and directors. Berkshire Hathaway also agreed not to take any action inconsistent with our efforts to have the equity commitment agreement approved by the Bankruptcy Court.

Conditions to the Backstop Obligations of Berkshire Hathaway. Berkshire Hathaway’s obligation to purchase shares under the equity commitment agreement is subject to the satisfaction of various conditions, including the following:

•	receipt of final, nonappealable approval of the equity commitment agreement by the Bankruptcy Court in a form satisfactory to Berkshire Hathaway;

•	the Bankruptcy Court order approving our plan of reorganization must be entered and must be nonappealable, must not have been appealed within ten calendar days or, if appealed, must not have been stayed pending appeal, and there must not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the order approving our plan of reorganization.

•	the plan of reorganization, as approved by the Bankruptcy Court, must be consistent with the equity commitment agreement, must be consistent in all material respects with the plan of reorganization and form of Bankruptcy Court order approved by Berkshire Hathaway, must provide for the release and exculpation of Berkshire Hathaway and its affiliates, representatives and advisors, must not change the amount or conditions to payments to be made to the Official Committee of Asbestos Personal Injury Claimants, must be consistent with the restructuring term sheet provided to Berkshire Hathaway and consistent with the settlement agreement with the Official Committee of Asbestos Personal Injury Claimants, and individually or in the aggregate, must not, and may not reasonably be expected to, result in a pre-tax loss by or damage to us in the amount of $500 million or more;

•	the effective date of our plan of reorganization must have occurred or will occur on the closing date of the backstop commitment;

•	no judgment, injunction, decree or other legal restraint may prohibit the consummation of our plan of reorganization, the rights offering or the transactions contemplated by the equity commitment agreement;

•	the equity commitment agreement must be valid and enforceable against us and we must not be in breach of the agreement;

•	our common stock issuable upon exercise of rights must be approved for trading on the NYSE, subject to official notice of issuance; and

•	our representations and warranties, other than the representations and warranties related to our financial statements, must be true and correct in all material respects as if made on the closing date, except for representations and warranties made as of a specified date, which must be true and correct in all material respects as of the specified date.

Termination. The equity commitment agreement provides that it may be terminated by the parties. Specifically, the equity commitment agreement may be terminated:

•	by Berkshire Hathaway on or after September 30, 2006, unless we notify Berkshire Hathaway, by 3:00 p.m. on September 23, 2006 of our desire to extend the backstop commitment until November 14, 2006 and pay the $6.7 million commitment extension fee by 3:00 p.m. on September 30, 2006;

•	by Berkshire Hathaway upon:

•	the occurrence of an event that triggers the right to purchase common stock under one of our shareholder rights plans or any similar plan; or

•	the exercise of any right issued under our shareholder rights plans or any similar plan or our issuance of any shares of our common stock, securities convertible into our common stock or options to purchase our common stock or securities convertible into our common stock pursuant to our shareholder rights plans or any similar plan;

•	by Berkshire Hathaway if we fail to pay the $6.7 commitment extension fee when due;

•	by Berkshire Hathaway on the failure of any of the conditions to Berkshire Hathaway’s backstop commitment that cannot be cured by September 30, 2006 or, if we have extended the backstop commitment, November 14, 2006;

•	by us prior to the earlier of the commencement of the rights offering or July 15, 2006 by providing written notice to Berkshire Hathaway of our determination not to proceed with the rights offering; or

•	by us, prior to the commencement of the rights offering, by providing written notice to Berkshire Hathaway after September 30, 2006, or if we have extended the backstop commitment, November 14, 2006.

The equity commitment agreement further provides that neither the equity commitment fee nor, if paid, the commitment extension fee, will be refundable on the termination of the agreement.

Shareholder’s Agreement

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a shareholder’s agreement whereby Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of the rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire Hathaway would own more than 40% of USG voting securities on a fully diluted basis (or such higher percentage of voting securities that Berkshire Hathaway owns after making any purchases required under the equity commitment agreement described above). Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is (1) requested by our board of directors or (2) made to our board of directors confidentially, is conditioned on approval by a majority of the voting securities of USG not owned by Berkshire Hathaway and a determination by our board of directors as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of our common stock or an offer for our entire company, is accompanied by an undertaking to offer to acquire all shares of our common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction. The shareholder’s agreement also provides that, with certain exceptions, any new shares of common stock acquired by Berkshire Hathaway in excess of those owned on the date of the agreement (and shares distributed on those shares, including in the rights offering) will be voted proportionally with all voting shares. Berkshire Hathaway also agreed that if purchases or sales of our common stock by it or specified affiliates would prevent us from carrying back a net operating loss attributable to a specified payment to the Section 524(g) trust, Berkshire Hathaway will not, upon notice from us, make such purchases or sales until we have made our first payment under the contingent payment note issued to the Section 524(g) trust or we notify Berkshire Hathaway that this limitation is no longer needed.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future poison pills to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a poison pill that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds in a shareholder vote to approve or disapprove the proposed poison pill. We also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our poison pills, except that our poison pills may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least sixty calendar days.

Escrow Agreement

In connection with the equity commitment agreement, we entered into an escrow agreement pursuant to which Berkshire Hathaway deposited $1.8 billion in treasury securities to secure performance of its obligations under the backstop commitment. Pursuant to the escrow agreement, amounts remaining in the escrow account after performance by Berkshire Hathaway of its obligations under the backstop commitment will be returned to Berkshire Hathaway.

Registration Rights Agreement

In connection with the equity commitment agreement, we and Berkshire Hathaway entered into a registration rights agreement whereby Berkshire Hathaway received demand and piggyback registration rights with respect to its shares of our common stock. The registration rights agreement entitles Berkshire Hathaway and specified affiliates to make three demands for registration of all or part of the holder’s or holders’ common stock, subject to certain conditions and exceptions. The registration rights agreement also provides that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act with respect to an offering of equity securities on a form that would permit registration of shares of our common stock that are held by Berkshire Hathaway or specified affiliates, then we will offer Berkshire Hathaway and its affiliates the opportunity to register all or part of their shares on the terms and conditions set forth in the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

The total number of shares of capital stock that we have authority to issue is 236,000,000, consisting of 200,000,000 shares of common stock, par value $0.10 per share, and 36,000,000 shares of preferred stock, par value $1.00 per share. As of the record date,                     million shares of common stock and no shares of preferred stock were issued and outstanding. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and the bylaws, each of which is included as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

The issued and outstanding shares of common stock are, and the shares of common stock issuable upon exercise of the rights being offered hereby will be, upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, if any, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at the times and in the amounts as our board of directors may from time to time determine. Further, under our plan of reorganization, until the contingent payment note issued to the Section 524(g) trust on the effective date of the plan is either paid in full or cancelled, we may not declare dividends to holders of our common stock in an amount that exceeds $150 million in the aggregate. Further, in the event we enter into additional debt financing arrangements, our ability to pay cash dividends on our common stock is likely to be restricted under those documents.

Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata the assets of the company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. There is no liability for further calls or for assessments by us.

Certain Provisions of the Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is supported by our board. The provisions may also render the removal of the current board and of management more difficult.

Our certificate of incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. At present, the board is composed of 12 directors.

The affirmative vote or consent of at least 80% of the voting power of all of our stock entitled to vote in the election of directors is required to approve certain types of transactions with another beneficial owner of 5% or more of the outstanding shares of any class of our stock that is entitled to vote generally in the election of directors. The transactions include a merger or consolidation of us or any of our subsidiaries, sale of all or substantially all of our assets or any of our subsidiaries or the sale or lease of any assets (except assets having an aggregate fair market value of less than $10 million) in exchange for certain types of securities. Our board may render the super-majority voting requirements inapplicable by (1) approving a memorandum of understanding with the other corporation, person or entity with respect to such a transaction prior to the time that the corporation, person or entity becomes the beneficial owner of 5% or more of any class of voting stock or (2) approving such a transaction after the time that the greater than 5% holder acquires such beneficial ownership if a majority of the members of our board approving the transaction were duly elected and acting members of our board prior to the time that the other corporation, person or entity became a greater than 5% stockholder.

Any action to be taken at any annual or special meeting of our stockholders may only be taken without a meeting if a consent in writing is signed by the holders of at least 80% of the voting power entitled to vote with respect to that subject matter.

The provisions in our certificate of incorporation described above may only be amended by 80% of the voting power entitled to vote in the election of directors.

Future Issuance of Preferred Stock

As of the date of this prospectus, there are no shares of preferred stock issued or outstanding. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

Certain Provisions of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, the law prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, but excludes persons who acquire over 85% of our voting stock in a tender offer.

Shareholder Rights Plans

The rights described under this heading were issued pursuant to shareholder rights plans commonly referred to as “poison pills,” and are different from the rights offered in the rights offering.

On March 27, 1998, our board of directors adopted a Rights Agreement and declared a dividend of one preferred stock purchase right for each outstanding share of common stock and directed that one preferred stock purchase right be issued for each share of common stock issued thereafter, subject to specified limitations and exceptions. Under the Rights Agreement, if any person or group acquires beneficial ownership of 15% of more of our outstanding common stock, stockholders other than the 15% triggering stockholder will have the right to purchase additional shares of our common stock at half their market price, thereby diluting the triggering stockholder. The Rights Agreement initially was scheduled to expire on March 27, 2008.

On January 30, 2006, we amended the Rights Agreement to provide that the rights will not be triggered by the beneficial ownership of our common stock by Berkshire Hathaway and its controlled affiliates during the “standstill period” set forth in the shareholder’s agreement with Berkshire Hathaway, provided that the exemption may be lost in connection with uncured breaches of that agreement by Berkshire Hathaway. The amendment also accelerates the termination of rights issued pursuant to the Rights Agreement to 11 days after the effectiveness of the plan of reorganization in our Chapter 11 proceedings. Accordingly, the Rights Agreement will expire on                         , 2006.

Our board adopted a reorganization rights plan on January 30, 2006 and declared a dividend of one preferred stock purchase right for each outstanding share of common stock and directed that one preferred stock purchase right be issued for each share of common stock issued thereafter, subject to specified limitations and exceptions. Under the reorganization rights plan, if any person acquires beneficial ownership of 5% or more of our voting stock, stockholders other than the 5% triggering stockholder will have the right to purchase additional shares of our common stock at half their market price, thereby diluting the triggering stockholder. Stockholders who already owned 5% or more of our common stock as of January 30, 2006 will not trigger these rights so long as they do not acquire more than an additional 1% of our voting stock that was outstanding as of January 29, 2006, or 446,371 shares of common stock, other than pursuant to proportional participation in the rights offering. The rights also will not be triggered by the beneficial ownership of our common stock by Berkshire Hathaway and its controlled affiliates during the “standstill period” set forth in the shareholder’s agreement with Berkshire Hathaway, provided that the exemption may be lost in connection with uncured breaches of that agreement by Berkshire Hathaway.

The reorganization rights plan will expire on December 31, 2006 or, if later, 30 days after the effectiveness of the plan of reorganization if the FAIR Act or similar legislation has not passed in the current session of Congress. However, our board of directors has the power to accelerate or extend the expiration of the rights issued under the reorganization rights plan. In addition, our board has the right, before or after the rights plans expire, to take any other actions that it determines in the exercise of its fiduciary duties to be in our best interest, which could include the adoption of a new shareholder rights plan or further amendments of the existing plans.

In our shareholder’s agreement with Berkshire Hathaway, we agreed that, after the “standstill period” set forth in the shareholder’s agreement, during such time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our poison pills, except that our poison pills may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least sixty calendar days.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our bylaws and separate indemnification agreements provide that we must indemnify our directors and officers to the extent permitted by the Delaware General Corporation Law.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Investor Services LLC.

SHARES ELIGIBLE FOR FUTURE SALE

After completion of the rights offering and the purchase by Berkshire Hathaway of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering, approximately                     million shares of our common stock will be outstanding. By virtue of the registration statement of which this prospectus is a part, all of these shares will be freely tradable without restriction under the Securities Act except for any shares held at any time by any of our “affiliates,” as that term is defined under Rule 144 promulgated under the Securities Act. Shares of common stock purchased by Berkshire Hathaway pursuant to the backstop commitment will not immediately be freely tradable.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the rights offering and the purchase by Berkshire Hathaway of the shares of common stock that are not issued pursuant to the exercise of rights in the rights offering; and

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to various manner of sale provisions and notice requirements and to the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, which two-year period includes the holding period of any prior owner other than an “affiliate,” is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on                     , 2006, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus is a part. The rights entitle holders thereof to purchase one share of common stock for $40.00 in cash for every right granted. Berkshire Hathaway Inc., our largest stockholder, is the backstop purchaser. Berkshire Hathaway beneficially owned 6,500,000 shares, or 14.56%, of our outstanding common stock on the record date for the rights offering. Berkshire Hathaway has agreed with us as part of the backstop commitment that it will purchase from us, at $40.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not issued pursuant to the exercise of rights in the rights offering, up to a total commitment of $1.8 billion. We paid the backstop purchaser a one-time, non-refundable fee of $67 million for this commitment. We also agreed to pay certain of Berkshire Hathaway’s costs and expenses relating to its entry into the backstop commitment and related agreements. We are required to pay Berkshire Hathaway an additional non-refundable fee of $6.7 million if the rights offering is not concluded by September 30, 2006 and we choose to extend Berkshire Hathaway’s obligations under the backstop commitment.

We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offering. Computershare Trust Company of New York is acting as rights agent and Georgeson Shareholder Communications Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

We will pay all customary fees and expenses of the rights agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the rights agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with the rights offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. federal income tax consequences of the receipt of rights in the rights offering and of the exercise, sale or other disposition and expiration of those rights. This discussion is based on the Internal Revenue Code, U.S. Treasury regulations, administrative determinations and judicial decisions, all as in effect on the date of this prospectus and all subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to investors in light of their particular circumstances or to investors subject to special treatment under the U.S. federal income tax laws, including banks, dealers in securities, life insurance companies, tax-exempt organizations and non-U.S. persons. This discussion does not address any aspect of state, local or non-U.S. income or other tax laws.

This discussion is limited to U.S. holders who hold shares of our common stock as a capital asset. For purposes of this discussion, a “U.S. holder” is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Each stockholder should consult its tax advisor as to the particular tax consequences to it of the receipt of rights in the rights offering and the exercise, sale or other disposition or expiration of the rights, including the applicability of any federal estate or gift tax laws and any state, local or non-U.S. tax laws.

Receipt of the Rights

The distribution of the rights should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code and we intend to treat it as such. The following discussion assumes that you will not be subject to U.S. federal income tax on the receipt of a right. Our position is not binding on the Internal Revenue Service, or IRS, or the courts, however. If our position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights you receive could be taxable to you as a dividend to the extent of your pro rata share of our earnings and profits.

Tax Basis and Holding Period of the Rights

If the fair market value of the rights on the date on which they are distributed equals or exceeds 15% of the fair market value of our common stock on that date, your basis in the rights will equal the product of your basis in the common stock with respect to which you receive the rights and a fraction, the numerator of which is the fair market value of a right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a right, all on the date the rights are distributed. If the fair market value of the rights on the date on which they are distributed is less than 15% of the fair market value of our common stock on that date, your basis in the rights will be zero unless you elect to allocate basis using the formula described in the previous sentence. This election is irrevocable if made and would apply to all of the rights you receive pursuant to the rights offering.

Your holding period for the rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

Sale or Other Disposition of the Rights

If you sell or otherwise dispose of the rights received in the rights offering, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and your tax basis, if any, in the rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if your holding period for the rights, determined as described in “— Tax Basis and Holding Period of the Rights” above, exceeds one year at the time of disposition.

Expiration of the Rights

If you allow the rights received in the rights offering to expire, you will not recognize gain or loss and your tax basis in the common stock with respect to which the rights were received will equal its tax basis before receipt of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

You will not recognize any gain or loss upon the exercise of the rights received in the rights offering. The tax basis of the shares of common stock acquired through exercise of the rights will equal the sum of the exercise price for the shares, $40.00, and your tax basis, if any, in the rights, determined as described in “— Tax Basis and Holding Period of the Rights” above.

Your holding period for the shares of common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

Information Reporting and Backup Withholding

Payments to you of proceeds from the sale of the rights received in the rights offering may be subject to information reporting to the IRS and possibly to U.S. federal backup withholding. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

LEGAL MATTERS

Certain matters relating to the rights and the shares of common stock offered by this prospectus, including that the rights are our binding obligations, will be passed upon for us by Jones Day, Chicago, Illinois.

EXPERTS

The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs referring to (1) matters which raise substantial doubt about the Corporation’s ability to continue as a going concern and (2) a change in the method of accounting for asset retirement obligations due to the Corporation’s adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003 and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirements” in 2005), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant’s filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information included in the registration statement. Some parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the rights offered in the rights offering and the shares of common stock to be issued upon exercise of the rights. Statements contained in this prospectus as to the contents of any contracts or other documents referred to in this prospectus are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made. The registration statement, together with its exhibits and schedules, which we filed with the SEC may also be reviewed and copied at the public reference facilities of the SEC located at the address set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission Registration Fee		$165,817
Printing and Engraving Expenses
Accounting Fees and Expenses
Backstop Purchaser Fee		67,000,000
Legal Fees and Expenses (including Backstop Purchaser attorneys’ fees and expenses)
Stock Exchange Filing Fees
Blue Sky Fees & Expenses (including attorneys’ fees and expenses)
Information Agent’s Fees and Expenses
Rights Agent’s Fees
Escrow Agent’s Fees
Miscellaneous Expenses
Total	$

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

Article VII of the registrant’s bylaws provide that the registrant (a) shall indemnify every person who is or was a director or officer of the registrant or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (b) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the registrant or is or was serving at the registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent, in the manner and subject to compliance with the applicable standards of conduct, provided by Section 145 of the DGCL as the same (or any substitute provision therefor) may be in effect from time to time. Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under Section 145 of the DGCL as discussed above and certain future potential liability of individual directors or officers incurred in their capacity as such which is not subject to indemnification.

The registrant has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements provide that the registrant shall indemnify and keep indemnified the indemnitee to the fullest extent authorized by Section 145 of the DGCL as it may be in effect from time to time from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants and other experts), judgments, fines and amounts paid in settlement by the indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not the cause of action, suit or proceeding incurred before or after the date of the Indemnification Agreements. The Indemnification Agreements further provide for advancement of amounts to cover expenses incurred by the indemnitee in defending any such action, suit or proceeding subject to an undertaking by the indemnitee to repay any expenses advanced which it is later determined he or she was not entitled to receive.

Article Eleven of the registrant’s certificate of incorporation eliminates the personal liability of the Corporation’s directors to the fullest extent permitted under Section 102(b)(7) of the DGCL. Such section permits a company’s certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (a) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (d) for any transaction from which the director derived an improper personal benefit.

Item 16.	Exhibits and Financial Statement Schedules.

No.	Exhibit

3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.1 of USG Corporation’s Form 8-K, dated May 7, 1993, File No. 001-08864).

3.2	Certificate of Designation of Junior Participating Preferred Stock, Series D, of USG Corporation (incorporated by reference to Exhibit A of Exhibit 4 to USG Corporation’s Form 8-K, dated March 27, 1998, File No. 001-08864).

3.3	Amended and Restated Bylaws of USG Corporation, dated as of May 12, 2004 (incorporated by reference to Exhibit 3(ii) of USG Corporation’s Form 10-Q, dated July 30, 2004, File No. 001-08864).

3.4	Amendment No. 1 to the Certificate of Designations of Junior Participating Preferred Stock, Series D, or USG Corporation (incorporated by reference to USG Corporation’s Form 8-K, dated February 1, 2006, File No. 001-08864).

4.1	Indenture, dated as of October 1, 1986, between USG Corporation and Wells Fargo Bank, N.A., successor Trustee to National City Bank of Indiana, which was successor Trustee to Bank One, which was successor Trustee to Harris Trust and Savings Bank (incorporated by reference to Exhibit 4(a) of USG Corporation’s Registration Statement No. 33-9294 on Form S-3, dated October 7, 1986, File No. 033-09294).

4.2	Rights Agreement, dated March 27, 1998, between USG Corporation and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4 of USG Corporation’s Form 8-K, dated March 27, 1998, File No. 001-08864).

4.3	Amendment No. 1, dated January 30, 2006, to the Rights Agreement, dated as of March 27, 1998, by and between the Corporation and Harris N.A., successor to Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of USG Corporation’s Amendment No. 1 to Form 8-A, dated January 30, 2006, File No. 001-08864).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to USG Corporation’s Form 8-K, dated May 7, 1993, File No. 001-08864).

4.5	USG Corporation Reorganization Rights Plan, dated as of January 30, 2006 (incorporated by reference to Exhibit 4.1 of USG Corporation’s Form 8-A, dated January 30, 2006, File No. 001-08864).

4.6	Form of Rights Agent Agreement.+

USG and certain of its consolidated subsidiaries are parties to long-term debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of USG and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K,

USG agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Jones Day, as to the legality of the rights and the common stock being registered hereby.+

8.1	Tax Opinion of Jones Day.*

10.1	Management Performance Plan of USG Corporation (incorporated by reference to Annex C of Amendment No. 8 to USG Corporation’s Registration Statement No. 33-40136 on Form S-4, dated February 3, 1993, File No. 033-40136).

10.2	First Amendment to Management Performance Plan, effective November 15, 1993, and dated February 1, 1994 (incorporated by reference to Exhibit 10(aq) of Amendment No. 1 of USG Corporation’s Registration Statement No. 33-51845 on Amendment No. 1 to Form S-1, dated February 16, 1994, File No. 033-51845).

10.3	Second Amendment to Management Performance Plan, dated June 27, 2000 (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.4	Amendment and Restatement of USG Corporation Supplemental Retirement Plan, effective July 1, 1997, and dated August 25, 1997 (incorporated by reference to Exhibit 10(c) of USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998, File No. 001-08864).

10.5	First Amendment to Supplemental Retirement Plan, effective July 1, 1997 (incorporated by reference to Exhibit 10(d) of USG Corporation’s Annual Report on Form 10-K, dated February 26, 1999, File No. 001-08864).

10.6	Second Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(f) of USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001, File No. 001-08864).

10.7	Third Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(g) of USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001, File No. 001-08864).

10.8	Fourth Amendment to Supplemental Retirement Plan, effective April 11, 2001 (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated April 27, 2001, File No. 001-08864).

10.9	Fifth Amendment to Supplemental Retirement Plan, effective December 21, 2001 (incorporated by reference to Exhibit 10(i) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.10	Sixth Amendment to Supplemental Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 of USG Corporation’s Form 8-K, dated November 17, 2004, File No. 001-08864).

10.11	Form of Termination Compensation Agreement, dated January 1, 2000 (incorporated by reference to Exhibit 10(e) of USG Corporation’s Annual Report on Form 10-K, dated February 29, 2000, File No. 001-08864).

10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10(g) of Amendment No. 1 to USG Corporation’s Registration Statement No. 33-51845 on Amendment No. 1 to Form S-1 dated February 16, 1994, File No. 033-51845).

10.13	Form of Employment Agreement, dated January 1, 2000 (incorporated by reference to Exhibit 10(g) of USG Corporation’s Annual Report on Form 10-K, dated February 29, 2000, File No. 001-08864).

10.14	Five-Year Credit Agreement, dated as of June 30, 2000, among USG Corporation and the banks listed on the signature pages thereto and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated August 7, 2000, File No. 001-08864).

10.15	364-Day Credit Agreement, dated as of June 30, 2000, among USG Corporation and the banks listed on the signature pages thereto and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10(b) of USG Corporation’s Form 10-Q, dated August 7, 2000, File No. 001-08864).

10.16	Master Letter of Credit Agreement, Rider to Master Letter of Credit Agreement, and Related Pledge Agreement, Acknowledgement Agreement if Collateral Held at LaSalle Bank National Association Trust Department, LaSalle Bank National Association Trust Department Internal, Pledge Agreement between USG Corporation and LaSalle Bank National Association, dated June 11, 2003 (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated August 5, 2003, File No. 001-08864).

10.17	First Amendment to Master Letter of Credit Agreement and First Amendment to Pledge Agreement (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated May 3, 2005, File No. 001-08864).

10.18	1995 Long-Term Equity Plan of USG Corporation (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 31, 1995, File No. 001-08864).

10.19	First Amendment to 1995 Long-Term Equity Plan of USG Corporation, dated June 27, 2000 (incorporated by reference to Exhibit 10(b) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.20	2006 Annual Management Incentive Program of USG Corporation, with revisions approved on February 8, 2006 (incorporated by reference to Exhibit 10.1 of USG Corporation’s Form 8-K, dated February 13, 2006, File No. 001-08864).

10.21	2005 Annual Management Incentive Program – USG Corporation – with revisions approved on February 9, 2005 (incorporated by reference to Exhibit 10.1 of USG Corporation’s Form 8-K, dated February 15, 2005, File No. 001-08864).

10.22	Omnibus Management Incentive Plan (incorporated by reference to Annex A to USG Corporation’s Proxy Statement, dated March 28, 1997, File No. 001-08864).

10.23	First Amendment to Omnibus Management Incentive Plan, dated November 11, 1997 (incorporated by reference to Exhibit 10(p) of USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998, File No. 001-08864).

10.24	Second Amendment to Omnibus Management Incentive Plan, dated as of June 27, 2000 (incorporated by reference to Exhibit 10(c) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.25	Third Amendment to Omnibus Management Incentive Plan, dated as of March 25, 2004 (incorporated by reference to Exhibit 10.25 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.26	Stock Compensation Program for Non-Employee Directors (as amended and restated effective as of January 1, 2005) of USG Corporation (incorporated by reference to Exhibit 10.2 of USG Corporation’s Form 8-K, dated November 14, 2005, File No. 001-08864).

10.27	Key Employee Retention Plan, dated May 16, 2001, as amended September 20, 2001 (incorporated by reference to Exhibit 10(v) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.28	Key Employee Retention Plan (July 1, 2004 – December 31, 2005), dated July 1, 2004 (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated July 30, 2004, File No. 001-08864).

10.29	Senior Executive Severance Plan, dated May 16, 2001, as amended September 20, 2001 (incorporated by reference to Exhibit 10(w) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.30	Senior Executive Severance Plan, dated January 1, 2005 (incorporated by reference to Exhibit 10.29 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.31	Amendment and Restatement of USG Corporation Retirement Plan, dated December 29, 1999 (incorporated by reference to Exhibit 10.36 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.32	First Amendment of USG Corporation Retirement Plan, dated May 22, 2001 (incorporated by reference to Exhibit 10.38 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.33	Second Amendment of USG Corporation Retirement Plan, dated December 21, 2001 (incorporated by reference to Exhibit 10(ac) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.34	Third Amendment of USG Corporation Retirement Plan, dated August 22, 2002 (incorporated by reference to Exhibit 10.31 of USG Corporation’s Annual Report on Form 10-K, dated February 27, 2003, File No. 001-08864).

10.35	Fourth Amendment of USG Corporation Retirement Plan, dated November 4, 2004 (incorporated by reference to Exhibit 10.2 to USG Corporation’s Form 8-K, dated November 17, 2004, File No. 001-08864).

10.36	Fifth Amendment of USG Corporation Retirement Plan, dated August 4, 2005 (incorporated by reference to Exhibit 10.36 to USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

10.37	Sixth Amendment of USG Corporation Retirement Plan, dated January 27, 2006 (incorporated by reference to USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

10.38	USG Corporation 2006 Corporate Performance Plan, dated January 25, 2006 (incorporated by reference to Exhibit 10 to USG Corporation’s Form 8-K, dated January 10, 2006, File No. 001-08864).

10.39	Settlement Term Sheet, dated January 24, 2006, by and among USG Corporation and its debtor subsidiaries, the Official Committee of Asbestos Personal Injury Claimants and Dean M. Trafelet, in his capacity as the Legal Representative for Future Claimants in the Reorganization Cases (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.40	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.41	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.42	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.43	Amendment No. 1 to Equity Commitment Agreement, dated February 23, 2006 (incorporated by reference to USG Corporation’s Form 8-K, dated February 27, 2006, File No. 001-08864).

21.1	Subsidiaries (incorporated by reference to Exhibit 21 of USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney.

99.1	Form of Rights Certificate.*

99.2	Form of Instructions for Completion of USG Corporation Rights Certificates.

99.3	Form of Notice of Guaranteed Delivery for Rights Certificates.*

99.4	Form of Nominee Holder Certification.

99.5	Form of Beneficial Owner Election.*

99.6	Form of Letter to Stockholders.

99.7	Form of Letter to Brokers, Dealers and Other Nominees.

99.8	Form of Letter to Clients.

*	Filed or furnished herewith.

+	To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, State of Illinois on this 14th day of April, 2006.

USG CORPORATION

By:	/s/ William C. Foote
William C. Foote Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Foote William C. Foote	Chairman and Chief Executive Officer (Principal Executive Officer)	April 14, 2006

/s/ Richard H. Fleming Richard H. Fleming	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 14, 2006

/s/ D. Rick Lowes D. Rick Lowes	Vice President and Controller (Principal Accounting Officer)	April 14, 2006

* Robert L. Barnett	Director	April 14, 2006

* Keith A. Brown	Director	April 14, 2006

* James C. Cotting	Director	April 14, 2006

* Lawrence M. Crutcher	Director	April 14, 2006

* W. Douglas Ford	Director	April 14, 2006

* David W. Fox	Director	April 14, 2006

* Valerie B. Jarrett	Director	April 14, 2006

* Steven F. Leer	Director	April 14, 2006

* Marvin E. Lesser	Director	April 14, 2006

* John B. Schwemm	Director	April 14, 2006

* Judith A. Sprieser	Director	April 14, 2006

*	The undersigned by signing his name hereunto has hereby signed this registration statement on behalf of the above-named officers and directors on April 14, 2006, pursuant to a power of attorney executed on behalf of each such officer and director and filed with the Securities and Exchange Commission as Exhibit 24.1 to this Registration Statement.

By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson Attorney-in-Fact

EXHIBIT INDEX

No.	Exhibit

3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.1 of USG Corporation’s Form 8-K, dated May 7, 1993, File No. 001-08864).

3.2	Certificate of Designation of Junior Participating Preferred Stock, Series D, of USG Corporation (incorporated by reference to Exhibit A of Exhibit 4 to USG Corporation’s Form 8-K, dated March 27, 1998, File No. 001-08864).

3.3	Amended and Restated Bylaws of USG Corporation, dated as of May 12, 2004 (incorporated by reference to Exhibit 3(ii) of USG Corporation’s Form 10-Q, dated July 30, 2004, File No. 001-08864).

3.4	Amendment No. 1 to the Certificate of Designations of Junior Participating Preferred Stock, Series D, or USG Corporation (incorporated by reference to USG Corporation’s Form 8-K, dated February 1, 2006, File No. 001-08864).

4.1	Indenture, dated as of October 1, 1986, between USG Corporation and Wells Fargo Bank, N.A., successor Trustee to National City Bank of Indiana, which was successor Trustee to Bank One, which was successor Trustee to Harris Trust and Savings Bank (incorporated by reference to Exhibit 4(a) of USG Corporation’s Registration Statement No. 33-9294 on Form S-3, dated October 7, 1986, File No. 033-09294).

4.2	Rights Agreement, dated March 27, 1998, between USG Corporation and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4 of USG Corporation’s Form 8-K, dated March 27, 1998, File No. 001-08864).

4.3	Amendment No. 1, dated January 30, 2006, to the Rights Agreement, dated as of March 27, 1998, by and between the Corporation and Harris N.A., successor to Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of USG Corporation’s Amendment No. 1 to Form 8-A, dated January 30, 2006, File No. 001-08864).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to USG Corporation’s Form 8-K, dated May 7, 1993, File No. 001-08864).

4.5	USG Corporation Reorganization Rights Plan, dated as of January 30, 2006 (incorporated by reference to Exhibit 4.1 of USG Corporation’s Form 8-A, dated January 30, 2006, File No. 001-08864).

4.6	Form of Rights Agent Agreement.+

USG and certain of its consolidated subsidiaries are parties to long-term debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of USG and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, USG agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Jones Day, as to the legality of the rights and the common stock being registered hereby.+

8.1	Tax Opinion of Jones Day.*

10.1	Management Performance Plan of USG Corporation (incorporated by reference to Annex C of Amendment No. 8 to USG Corporation’s Registration Statement No. 33-40136 on Form S-4, dated February 3, 1993, File No. 033-40136).

10.2	First Amendment to Management Performance Plan, effective November 15, 1993, and dated February 1, 1994 (incorporated by reference to Exhibit 10(aq) of Amendment No. 1 of USG Corporation’s Registration Statement No. 33-51845 on Amendment No. 1 to Form S-1, dated February 16, 1994, File No. 033-51845).

10.3	Second Amendment to Management Performance Plan, dated June 27, 2000 (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.4	Amendment and Restatement of USG Corporation Supplemental Retirement Plan, effective July 1, 1997, and dated August 25, 1997 (incorporated by reference to Exhibit 10(c) of USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998, File No. 001-08864).

10.5	First Amendment to Supplemental Retirement Plan, effective July 1, 1997 (incorporated by reference to Exhibit 10(d) of USG Corporation’s Annual Report on Form 10-K, dated February 26, 1999, File No. 001-08864).

10.6	Second Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(f) of USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001, File No. 001-08864).

10.7	Third Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(g) of USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001, File No. 001-08864).

10.8	Fourth Amendment to Supplemental Retirement Plan, effective April 11, 2001 (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated April 27, 2001, File No. 001-08864).

10.9	Fifth Amendment to Supplemental Retirement Plan, effective December 21, 2001 (incorporated by reference to Exhibit 10(i) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.10	Sixth Amendment to Supplemental Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 of USG Corporation’s Form 8-K, dated November 17, 2004, File No. 001-08864).

10.11	Form of Termination Compensation Agreement, dated January 1, 2000 (incorporated by reference to Exhibit 10(e) of USG Corporation’s Annual Report on Form 10-K, dated February 29, 2000, File No. 001-08864).

10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10(g) of Amendment No. 1 to USG Corporation’s Registration Statement No. 33-51845 on Amendment No. 1 to Form S-1 dated February 16, 1994, File No. 033-51845).

10.13	Form of Employment Agreement, dated January 1, 2000 (incorporated by reference to Exhibit 10(g) of USG Corporation’s Annual Report on Form 10-K, dated February 29, 2000, File No. 001-08864).

10.14	Five-Year Credit Agreement, dated as of June 30, 2000, among USG Corporation and the banks listed on the signature pages thereto and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10(a) of USG Corporation’s Form 10-Q, dated August 7, 2000, File No. 001-08864).

10.15	364-Day Credit Agreement, dated as of June 30, 2000, among USG Corporation and the banks listed on the signature pages thereto and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10(b) of USG Corporation’s Form 10-Q, dated August 7, 2000, File No. 001-08864).

10.16	Master Letter of Credit Agreement, Rider to Master Letter of Credit Agreement, and Related Pledge Agreement, Acknowledgement Agreement if Collateral Held at LaSalle Bank National Association Trust Department, LaSalle Bank National Association Trust Department Internal, Pledge Agreement between USG Corporation and LaSalle Bank National Association, dated June 11, 2003 (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated August 5, 2003, File No. 001-08864).

10.17	First Amendment to Master Letter of Credit Agreement and First Amendment to Pledge Agreement (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated May 3, 2005, File No. 001-08864).

10.18	1995 Long-Term Equity Plan of USG Corporation (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 31, 1995, File No. 001-08864).

10.19	First Amendment to 1995 Long-Term Equity Plan of USG Corporation, dated June 27, 2000 (incorporated by reference to Exhibit 10(b) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.20	2006 Annual Management Incentive Program of USG Corporation, with revisions approved on February 8, 2006 (incorporated by reference to Exhibit 10.1 of USG Corporation’s Form 8-K, dated February 13, 2006, File No. 001-08864).

10.21	2005 Annual Management Incentive Program – USG Corporation – with revisions approved on February 9, 2005 (incorporated by reference to Exhibit 10.1 of USG Corporation’s Form 8-K, dated February 15, 2005, File No. 001-08864).

10.22	Omnibus Management Incentive Plan (incorporated by reference to Annex A to USG Corporation’s Proxy Statement, dated March 28, 1997, File No. 001-08864).

10.23	First Amendment to Omnibus Management Incentive Plan, dated November 11, 1997 (incorporated by reference to Exhibit 10(p) of USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998, File No. 001-08864).

10.24	Second Amendment to Omnibus Management Incentive Plan, dated as of June 27, 2000 (incorporated by reference to Exhibit 10(c) of USG Corporation’s Form 10-Q, dated November 6, 2000, File No. 001-08864).

10.25	Third Amendment to Omnibus Management Incentive Plan, dated as of March 25, 2004 (incorporated by reference to Exhibit 10.25 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.26	Stock Compensation Program for Non-Employee Directors (as amended and restated effective as of January 1, 2005) of USG Corporation (incorporated by reference to Exhibit 10.2 of USG Corporation’s Form 8-K, dated November 14, 2005, File No. 001-08864).

10.27	Key Employee Retention Plan, dated May 16, 2001, as amended September 20, 2001 (incorporated by reference to Exhibit 10(v) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.28	Key Employee Retention Plan (July 1, 2004 – December 31, 2005), dated July 1, 2004 (incorporated by reference to Exhibit 10 of USG Corporation’s Form 10-Q, dated July 30, 2004, File No. 001-08864).

10.29	Senior Executive Severance Plan, dated May 16, 2001, as amended September 20, 2001 (incorporated by reference to Exhibit 10(w) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.30	Senior Executive Severance Plan, dated January 1, 2005 (incorporated by reference to Exhibit 10.29 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.31	Amendment and Restatement of USG Corporation Retirement Plan, dated December 29, 1999 (incorporated by reference to Exhibit 10.36 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.32	First Amendment of USG Corporation Retirement Plan, dated May 22, 2001 (incorporated by reference to Exhibit 10.38 of USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005, File No. 001-08864).

10.33	Second Amendment of USG Corporation Retirement Plan, dated December 21, 2001 (incorporated by reference to Exhibit 10(ac) of USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002, File No. 001-08864).

10.34	Third Amendment of USG Corporation Retirement Plan, dated August 22, 2002 (incorporated by reference to Exhibit 10.31 of USG Corporation’s Annual Report on Form 10-K, dated February 27, 2003, File No. 001-08864).

10.35	Fourth Amendment of USG Corporation Retirement Plan, dated November 4, 2004 (incorporated by reference to Exhibit 10.2 to USG Corporation’s Form 8-K, dated November 17, 2004, File No. 001-08864).

10.36	Fifth Amendment of USG Corporation Retirement Plan, dated August 4, 2005 (incorporated by reference to Exhibit 10.36 to USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

10.37	Sixth Amendment of USG Corporation Retirement Plan, dated January 27, 2006 (incorporated by reference to USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

10.38	USG Corporation 2006 Corporate Performance Plan, dated January 25, 2006 (incorporated by reference to Exhibit 10 to USG Corporation’s Form 8-K, dated January 10, 2006, File No. 001-08864).

10.39	Settlement Term Sheet, dated January 24, 2006, by and among USG Corporation and its debtor subsidiaries, the Official Committee of Asbestos Personal Injury Claimants and Dean M. Trafelet, in his capacity as the Legal Representative for Future Claimants in the Reorganization Cases (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.40	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.41	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.42	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated by reference to USG Corporation’s Form 8-K, dated January 24, 2006, File No. 001-08864).

10.43	Amendment No. 1 to Equity Commitment Agreement, dated February 23, 2006 (incorporated by reference to USG Corporation’s Form 8-K, dated February 27, 2006, File No. 001-08864).

21.1	Subsidiaries (incorporated by reference to Exhibit 21 of USG Corporation’s Annual Report on Form 10-K, dated February 14, 2006, File No. 001-08864).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney.

99.1	Form of Rights Certificate.*

99.2	Form of Instructions for Completion of USG Corporation Rights Certificates.

99.3	Form of Notice of Guaranteed Delivery for Rights Certificates.*

99.4	Form of Nominee Holder Certification.

99.5	Form of Beneficial Owner Election.*

99.6	Form of Letter to Stockholders.

99.7	Form of Letter to Brokers, Dealers and Other Nominees.

99.8	Form of Letter to Clients.

*	Filed or furnished herewith.

+	To be filed by amendment.